Exhibit 2.2

[Execution Copy]

AGREEMENT AND PLAN OF MERGER
among
BROADVIEW NETWORKS HOLDINGS, INC.,
EUREKA ACQUISITION CORPORATION,
EUREKA BROADBAND CORPORATION,
THE SIGNIFICANT STOCKHOLDERS OF EUREKA BROADBAND CORPORATION SET FORTH HEREIN,
and
JEFFREY GINSBERG, AS AGENT OF THE STOCKHOLDERS OF EUREKA BROADBAND CORPORATION
Dated as of February 23, 2007

INDEX TO EXHIBITS

A	Form of Tenth Amended and Restated Certificate of Incorporation of Parent

B	Form of Parent Stock Warrant

C	Form of Paying Agent Agreement

D	Form of Indemnity Escrow Agreement

E	Form of Additional Escrow Agreement

F	Commitment Letter

G	Form of Severance Agreement

H	Form of Significant Stockholder Consent

I	Form of Joinder to the Third Amended and Restated Shareholders Agreement, dated as of the Closing Date, by and among Parent and the stockholders named therein

J	Form of Regulatory Opinion

K	Form of Third Amended and Restated Shareholders Agreement, dated as of the Closing Date, by and among Parent and the stockholders named therein

v

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 23, 2007, by and among Broadview Networks Holdings, Inc., a Delaware corporation (“Parent”), Eureka Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Eureka Broadband Corporation, a Delaware corporation (the “Company”), the Significant Stockholders (as defined below), and Jeffrey Ginsberg, as agent for the Stockholders of the Company (the “Stockholders’ Agent”).
WITNESSETH:
          WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of Parent (the “Merger”); and
          WHEREAS, the Boards of Directors of Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions set forth herein; and
          WHEREAS, AP EUREKAGGN, LLC, Gigaline, L.P., Lazard Freres & Co LLC, LLR Equity Partners, L.P. (and its affiliated fund), and Trimaran Fund II, L.L.C. (and its affiliated funds) (collectively, the “Significant Stockholders”) are signatories to this Agreement (for purposes of certain provisions hereof) and hold the shares of Company Capital Stock (as defined below) set forth on Schedule A hereto; and
          WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all outstanding warrants, options and other rights to receive shares of capital stock of the Company shall be exercised or converted, as applicable, into Company Capital Stock or otherwise terminated prior to the Effective Date and (ii) all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive cash or a combination of cash, New Preferred Stock (as defined below), Parent Stock Warrants (as defined below) and Parent Class A Common Stock (as defined below); and
          WHEREAS, a portion of the Aggregate Merger Consideration (as defined below) otherwise issuable or payable, as the case may be, in connection with the Merger shall be deposited in segregated escrow accounts by Parent in order to fund (i) potential claims made by Parent for indemnification pursuant to Section 15.2 hereof and (ii) potential adjustments to the Aggregate Merger Consideration pursuant to Section 4.8 hereof.
          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings:

          “2006 Balance Sheet”— See Section 5.8 hereof;
          “Action” shall mean any claim, action, suit, proceeding, subpoena or investigation;
          “Accredited Investor Questionnaire” — See Section 4.2(b) hereof;
          “Additional Escrow Agreement” — See Section 4.7(b) hereof;
          “Additional Escrow Amount”— See Section 4.7(b) hereof;
          “Additional Escrow Fund” — See Section 4.7(b) hereof;
          “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person;
          “Agreement”— See Preamble hereto;
          “Aggregate Cash Consideration” shall mean $68,500,000, subject to any increase in such amount pursuant to Sections 4.1(h) and 4.4 hereof;
          “Aggregate Merger Consideration” shall mean, collectively, the Aggregate Share Consideration and the Closing Cash Consideration;
          “Aggregate Share Consideration” — means, collectively, the shares of New Preferred Stock, Parent Stock Warrants, and shares of Parent Class A Common Stock issued to the Stockholders in the Merger;
          “Alternative Transaction”— See Section 8.4 hereof;
          “Antitrust Division” — See Section 10.3(a) hereof;
          “Antitrust Laws” — See Section 10.3(b) hereof;
          “Ascribed Value” — See Section 4.7(a) hereof;
          “Balance Sheet Closing Date” shall mean March 31, 2007 (or such other mutually agreed upon balance sheet date), provided that the Closing shall not occur more than 38 days following the Balance Sheet Closing Date; it being understood that the Balance Sheet Closing Date shall be modified, on a monthly basis if the Closing has not yet occurred, to be the last day of any month succeeding March 2007 such that the Closing shall not occur more than 38 days after the Balance Sheet Closing Date;
          “Broadsoft Agreement” — See Section 4.1(c);
          “Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close;
          “Cash Consideration” — See Section 4.1(b) hereof;

          “Certificate of Merger” — See Section 2.2 hereof;
          “Certificates”— See Section 4.2(a) hereof;
          “Clayton Act” shall mean the Clayton Antitrust Act of 1914, as amended;
          “Closing”— See Section 4.11 hereof;
          “Closing Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Balance Sheet Closing Date prepared in accordance with GAAP, applied on a consistent basis with and following the accounting principles, procedures, policies and methods employed in preparing the 2006 Balance Sheet, but in each case excluding any deferred tax assets or deferred tax liabilities that represent timing differences between book accounting and tax accounting;
          “Closing Balance Sheet Report” — See Section 4.8(a) hereof;
          “Closing Cash Consideration” shall mean the Aggregate Cash Consideration as adjusted pursuant to Section 4.1(c) hereof;
          “Closing Date” — See Section 4.11 hereof;
          “Closing Notice” — See Section 4.11 hereof;
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time;
          “Commitment Letter” — See Section 7.14 hereof;
          “Company” — See Preamble hereto;
          “Company Audited Financial Statements” — See Section 5.8 hereof;
          “Company Capital Stock” shall mean, collectively, the tally diluted shares of Company Common Stock and Company Preferred Stock;
          “Company Common Stock” — See Section 5.6 hereof;
          “Company Financial Statements” — See Section 5.8 hereof;
          “Company Intellectual Property” — See Section 5.14(a) hereof;
          “Company IP Claim” shall mean any claim, suit, action or proceeding: (i) alleging any conflict with, or violation, misappropriation, misuse or infringement of, any other Person’s proprietary or intellectual property rights; or (ii) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Intellectual Property.

          “Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall in no event be deemed to be a Company Material Adverse Effect hereunder:
          (i) except to the extent the Company or its Subsidiaries, taken as a whole, are disproportionately affected thereby, any effect or change that impacts generally the local and/or long-distance telecommunications industries as a whole (except to the extent that such effect or change relates to the VoIP or Internet access industries), including, without limitation, the occurrence or impact of any changes in the laws, rules, regulations, orders, or other binding directives issued by the FCC or any State Regulators;
          (ii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America;
          (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index);
          (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any changes in GAAP; or
          (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the announcement or pendency of the transactions contemplated by this Agreement including any adverse change (or termination) in the Company’s or any of its Subsidiaries’ relationship with its sales agents and/or distributors related to such announcement or pendency;
          “Company Options” shall mean options exercisable for shares of Company Capital Stock;
          “Company Organizational Documents” shall mean the Seventh Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company, together with all amendments thereto;
          “Company Preferred Stock” — See Section 5.6 hereof;
          “Company Property” — See Section 5.12(b) hereof;
          “Company Series A Preferred Stock” — See Section 5.6 hereof;
          “Company Series B Preferred Stock” — See Section 5.6 hereof;
          “Company Series B-l Preferred Stock” — See Section 5.6 hereof;

          “Company Series C Preferred Stock” — See Section 5.6 hereof;
          “Company Series D Preferred Stock” — See Section 5.6 hereof;
          “Company Software” — See Section 5.15(a) hereof;
          “Company Voting Stock” shall mean, collectively, the shares of Company Common Stock and Company Preferred Stock that entitle the holders thereof to vote on the Merger in accordance with the Company Organizational Documents and the DGCL;
          “Company’s Report” — See Section 4.8(e) hereof;
          “Continuing Employees” — See Section 9.2(a) hereof;
          “Contract” — See Section 5.19(c) hereof;
          “Dissenting Share”— See Section 4.1(e) hereof;
          “Dissenting Share Excess Consideration” — See Section 4.1(f) hereof;
          “DGCL” — See Section 2.1 hereof;
          “Drag-Along Notice” — See Section 8.12 hereof;
          “Effective Date” — See Section 2.2 hereof;
          “Employee Benefit Plans” — See Section 5.20(a) hereof;
          “Environmental Laws” shall mean all applicable laws, regulations, rules, orders, directives, common law and other requirements of Governmental Entities relating to human health and safety, pollution, protection of the environment and natural resources;
          “Environmental Permits” shall mean licenses, permits and other authorizations required under all Environmental Laws;
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
          “ERISA Affiliate” — See Section 5.20(a) hereof;
          “Escrow Agent” — See Section 4.7(a) hereof;
          “Escrow Cash Release Date” — See Section 4.10(b) hereof;
          “Escrow Stock Release Date” — See Section 4.10(b) hereof;
          “Escrow Shares” — See Section 4.7(a) hereof;
          “Estimated Unrestricted Cash” — See Section 4.1(c) hereof;

          “Estimated Working Capital” — See Section 4.1(c) hereof;
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
          “Excluded Shares” — See Section 4.1(a) hereof;
          “FCC” means the Federal Communications Commission.
          “Final Tax Return” — See Section 10.5 hereof;
          “Final Tax Return Disagreement Notice” — See Section 10.5 hereof;
          “Financial Statements” — See Section 5.8 hereof;
          “Financing” — See Section 8.7 hereof;
          “FTC” — See Section 10.3(a) hereof;
          “FTCA” shall mean the Federal Trade Commission Act of 1914, as amended;
          “Future Telecom” shall mean Future Telecom, Inc.
          “GAAP” shall mean United States generally accepted accounting principles;
          “Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body;
          “Hazardous Material” shall mean any hazardous substance, hazardous waste, contaminant, asbestos, mold, pollutant, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic substance or petroleum and its fractions (as such terms are defined in any applicable Environmental Law;
          “HIPAA” shall mean Health Insurance Portability and Accountability Act of 1996, as amended, including rules and regulations adopted thereunder;
          “HSR Act” — See Section 5.4 hereof;
          “Indebtedness” shall mean, with respect to any specified Person and without duplication, any liability (contingent or otherwise, but excluding any intercompany liabilities or capital lease obligations) relating to: (a) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) reimbursement obligations and obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured, in each case in an amount in excess of $30,000; (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services, including, without limitation, with respect to the acquisition by the Company of Future Telecom, other than indemnification obligations, trade accounts payable arising, and accrued expenses incurred, in the ordinary course of its business and consistent with such Person’s customary trade practices; (d) obligations with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar Contracts specifically designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices; (e) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of or has been assumed by such Person; and (f) indebtedness of others guaranteed by such person;
          “Indemnity Escrow Agreement” — See Section 4.7(a) hereof;
          “Indemnity Escrow Amount” — See Section 4.7(a) hereof;
          “Indemnity Escrow Fund” — See Section 4.7(a) hereof;
          “Independent Accounting Firm” — See Section 4.8(a) hereof;
          “Intellectual Property” shall mean all of the following: (i) trademarks and service marks, trade dress, product configurations, trade names, logos and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, technical data, and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential or proprietary information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) copyrighted and copyrightable writings, designs, mask works or other works of authorship in any media, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith or contained in all versions of Internet Web sites; (vii) Software; (viii) all rights under all agreements relating to the foregoing; (ix) books and records pertaining to the foregoing; and (x) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing;
          “Intellectual Property Agreements” — See Section 5.14(d) hereof;
          “Investor Preferred Stock” shall mean the issued and outstanding shares (and corresponding liquidation value) of Parent Series A Preferred Stock, Parent Series A-l Preferred Stock, Parent Series B Preferred Stock and Parent Series B-l Preferred Stock, excluding any such shares of Parent Preferred Stock held by employees of Parent.
          “Knowledge” shall mean the actual Knowledge, after due inquiry, of (a) with respect to a Significant Stockholder, such Significant Stockholder, (b) with respect to the Company, Jeffrey Ginsberg, Raul Martynek and Adam Lewis and (c) with respect to Parent, Michael K. Robinson, Terrence J. Anderson and Brian Crotty;

          “Leased Real Property” — See Section 5.12(b) hereof;
          “Leases” — See Section 5.12(b) hereof;
          “Letter of Transmittal” — See Section 4.2(a) hereof;
          “Licenses and Permits” — See Section 5.16(a) hereof;
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;
          “Listed Intellectual Property” — See Section 5.14(c) hereof;
          “Lit Building Agreements” — See Section 5.12(i) hereof;
          “Losses” shall mean any and all actual out-of-pocket losses, damages, costs, penalties, assessments, fines, expenses and liabilities of any kind (including, without limitation, Taxes, reasonable attorneys’ fees, and other reasonable costs and expenses); provided, however, that Losses shall:
          (i) not include (a) any consequential (such as loss of business or profits), incidental, special, punitive or exemplary losses, damages, costs, expenses or liabilities or (b) any adverse change, effect or development, including any adverse accounting adjustments (including failure by the Company and its Subsidiaries to meet internal projections or forecasts of profits and losses) arising from the Company’s business relationship with Key Customer (as such term is defined in the Parent Stock Warrants); and
          (ii) be net of (a) any amounts recovered by an indemnified party or its Affiliates pursuant to any indemnification by, or indemnification agreement with, any third party, (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Losses, (c) any Tax savings actually realized by the indemnified party arising from such Losses during the period of time that the indemnified party is entitled to indemnification for tax matters pursuant to Section 15.1 hereof, and (d) any matter for which any amount specifically designated (except that such amounts may be designated as separate aggregate reserves for all matters relating to each of (I) reserves for bad debt and customer credits, (II) CABS (carrier access billing system), (III) Lit Building Agreements and (IV) Tax liabilities without regard to which entity incurred such Tax liabilities, provided that different types of Tax liabilities shall not be aggregated under this clause (IV)) as relating to such matter is reflected on the Closing Balance Sheet, including any reserve, to the extent of such amount or reserve (without regard to any such amount set form in the Disclosure Schedules);
          “Management Incentive Plan” shall mean the management incentive plan of Parent as approved by Parent’s board of directors on February 9, 2007;
          “Management Sale Bonus” shall mean a gross amount equal to $3,450,000 (a portion of which shall be withheld for payment of Taxes) of the Aggregate Merger Consideration payable by the Company to certain members of the Company’s senior management pursuant to a Management Bonus Plan of the Company.
          “Merger” — See Recitals hereto;
          “Merger Consideration” shall mean, collectively, the Share Consideration and the Cash Consideration as adjusted pursuant to Section 4.1(c) hereof;
          “Merger Consideration Payment Schedule” — See Section 4.1(b) hereof;
          “Merger Sub” — See Preamble hereto;
          “Multiemployer Plan” — See Section 5.20(c) hereof;
          “New Preferred Stock” — See Section 4.1(b)(i) hereof;
          “Nondisclosure Agreement” — See Section 10.2 hereof;
          “Offering Materials” — See Section 8.7 hereof;
          “Owned Real Property” — shall mean any real property owned by the Company or its Subsidiaries;
          “Parent” — See Preamble hereto;
          “Parent Audited Financial Statements” — See Section 7.7 hereof;
          “Parent Cap” — See Section 15.3(b)(i) hereof;
          “Parent Change of Control” shall mean (i) the sale or disposition, directly or indirectly, in one or a series of related transactions, of all or substantially all of the assets of Parent to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to the Parent Significant Stockholders or their Affiliates; or (ii) any person or group, other than the Parent Significant Stockholders or their Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the capital stock of Parent, including by way of merger, consolidation or otherwise (other than an offering of Parent Class A Common Stock or Parent Class B Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) and following which the Parent Significant Stockholders or their Affiliates cease to control Parent’s board of directors.
          “Parent Class A Common Stock” — See Section 7.6(a) hereof;
          “Parent Class B Common Stock” — See Section 7.6(a) hereof;
          “Parent Common Stock” — See Section 7.6(a) hereof;
          “Parent Contracts” — See Section 7.19 hereof;

          “Parent Financial Statements” — See Section 7.7 hereof;
          “Parent Indemnitees” — See Section 15.2(a) hereof;
          “Parent Intellectual Property” — See Section 7.18 hereof;
          “Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that the following shall in no event be deemed to be a Parent Material Adverse Effect hereunder:
          (i) except to the extent Parent or its Subsidiaries, taken as a whole, are disproportionately affected thereby, any effect or change that impacts generally the local and/or long-distance telecommunications industries as a whole (except to the extent that such effect or change relates to the VoIP or Internet access industries), including, without limitation, the occurrence or impact of any changes in the laws, rules, regulations, orders, or other binding directives issued by the FCC or any State Regulators;
          (ii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America;
          (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index);
          (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any changes in GAAP; or
          (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to from the announcement or pendency of the transactions contemplated by this Agreement including any adverse change (or termination) in the Parent’s or any of its Subsidiaries’ relationship with its sales agents and/or distributors related to such announcement or pendency;
          “Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto;
          “Parent Pari Passu Preferred Stock” — Section 9.10 hereof;
          “Parent Preferred Stock” — See Section 7.6(a) hereof;
          “Parent’s Report” — See Section 4.8(a) hereof;

          “Parent Series A Preferred Stock” — See Section 7.6(a) hereof;
          “Parent Series A-1 Preferred Stock” — See Section 7.6(a) hereof;
          “Parent Series B Preferred Stock” — See Section 7.6(a) hereof;
          “Parent Series B-1 Preferred Stock” — See Section 7.6(a) hereof;
          “Parent Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.01 per share, of Parent;
          “Parent Significant Stockholders” shall mean the Persons immediately prior to the date hereof who are “Significant Stockholders,” as such term is defined in the Shareholders Agreement;
          “Parent Stock Warrants” — See Section 4.1(b)(ii) hereof;
          “Parties” shall mean the signatories hereto;
          “Paying Agent” — See Section 4.2 hereof;
          “Paying Agent Agreement” — See Section 4.2 hereof;
          “PBGC” shall mean Pension Benefit Guaranty Corporation;
          “Pension Plans” — See Section 5.20(a) hereof;
          “Permitted Liens” shall mean with respect to a Person (a) Liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmens’, warehousemens’, lessors’, landlords’ and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (c) Liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of such Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of such Person and which individually or in the aggregate do not materially interfere with the business of such Person or the operation of the property to which they apply or materially detract from the value of such Person’s or any of its Subsidiaries’ assets, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with such Person’s business or the operation of the property to which they apply or materially detract from the value of such Person’s or any of its Subsidiaries’ assets, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to a Party hereto, none of which materially interfere with the business of such Person or its Subsidiaries or the operation of the property to which they apply or materially detract from the value of such Person’s or any of its Subsidiaries’ assets, and (g) with respect to Leased Real Property, any Liens or other matters caused by or placed upon such real property by the owners thereof, which would not otherwise be in violation of such owner’s obligations under the applicable lease, other than as a result of such Person’s or its Subsidiaries’ breach of or default under the lease in respect of such Leased Real Property.

          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity;
          “Pre-Closing Taxes” shall mean (A) all liability for Taxes of the Company, any of its Subsidiaries or any predecessor thereof for Pre-Closing Tax Periods; (B) all liability resulting by reason of the liability of the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company or any of its Subsidiaries having been a member of any consolidated, combined or unitary group on or prior to the Balance Sheet Closing Date as a transferee or successor, by contract or otherwise; (C) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the Company under this Agreement; and (D) all liability for Taxes of any other Person pursuant to any contractual agreement entered into by the Company or any of its Subsidiaries on or before the Balance Sheet Closing Date;
          “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Balance Sheet Closing Date and the portion of any Straddle Period ending on and including the Balance Sheet Closing Date;
          “Purchase Price” shall mean the Aggregate Merger Consideration as adjusted pursuant to Section 4.8 hereof;
          “Reference Date” shall mean December 31, 2006, provided that financial statements have been prepared as of and for the relevant period ended on such date, or if such financial statements have not been prepared, the date of the most recently available month end balance sheet;
          “Required Financial Information” — See Section 8.7 hereof;
          “Required Merger Stockholder Vote” — shall mean the affirmative vote of Stockholders of the Company holding not less than seventy-seven percent (77%) of the issued and outstanding shares of Company Voting Stock as of the record date established by the Company in connection with the transactions contemplated by this Agreement, which Stockholders shall include, without limitation, (i) each of the Significant Stockholders and (ii) each Senior Manager;
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
          “Senior Manager” — See Section 13.11 hereof;
          “Severance Agreement” — See Section 8.9(a) hereof;
          “Shareholders Agreement” — See Section 13.11 hereof;
          “Share Consideration” — See Section 4.1(b) hereof;
          “Sherman Act” shall mean the Sherman Antitrust Act of 1890, as amended;

          “Significant Stockholders” — See the Recitals hereto;
          “Significant Stockholder Consent” — See Section 8.13 hereof;
          “Software” shall mean all of the following: (i) software; (ii) the object code, or machine-readable form, of such software; (iii) the password unprotected interpretive code or source code, or human readable form, of such software, including, but not limited to, all source files, uncompiled code, graphics, audio source files, instructions, control logic, flow charts, internal documentation, development documentation, programming tools, designs, drawings, prints, technical data, specifications, data and such other documentation as is necessary to recreate, modify or enhance the software or any portion thereof; (iv) all materials provided in connection with such software, including but not limited to, diskettes, tapes and print informational or instructional materials relating to such software; and (v) all copies of any of the foregoing;
          “State Regulators” shall mean any state public utility commissions or state regulatory authorities;
          “Stockholders” shall mean the holders of Company Capital Stock, excluding holders of any Excluded Shares;
          “Stockholders’ Agent” — See Preamble hereto;
          “Straddle Period” shall mean any taxable period that includes (but does not end on) the Balance Sheet Closing Date;
          “Subsidiary” shall mean, with respect to any Person, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;
          “Surviving Corporation” — See Section 2.1 hereof;
          “Target Unrestricted Cash Balance” — See Section 4.8(a) hereof;
          “Target Working Capital” — See Section 4.1(c)(i) hereof;
          “Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any Schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;
          “Taxes” shall mean (i) all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, customs duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; (ii) any liability to pay amounts on behalf of another person under any Contract, reimbursement or indemnity agreement, as transferee or otherwise; and (iii) any liability to pay amounts described in clause (i) above by reason of liability imposed under Treasury Regulations §1.1502-6 or similar provision imposing liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing; and “Tax” shall mean any one of them;
          “Tender Proceeds” — See Section 4.10 hereof;
          “Threshold Amount” — See Section 15.2(b)(ii) hereof;
          “Treasury Regulations” shall mean the regulations promulgated under the Code;
          “Unrestricted Cash” shall mean the Company’s unrestricted cash and cash equivalents;
          “VoIP” — shall mean Voice over Internet Protocol;
          “WARN” — See Section 5.24(c) hereof; and
          “Working Capital” shall mean, as of any date, an amount equal to those current assets of the Company and its Subsidiaries in the balance sheet categories set forth on Schedule 4.1(c) minus those current liabilities of the Company and its Subsidiaries in the balance sheet categories set forth on Schedule 4.1(c) (which for clarification shall not include the current portion of long-term debt), in each case, determined as of the close of business on such date and in accordance with GAAP.
ARTICLE II.
THE MERGER
          Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 2.2. Effective Date of the Merger. The Merger shall become effective at the date and time (the “Effective Date”) when a properly executed Certificate of Merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware (or such other Effective Date set forth in the Certificate of Merger). The Parties shall cause the

Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles X, XI and XII hereof.
ARTICLE III.
THE SURVIVING CORPORATION
          Section 3.1. Certificate of Incorporation. The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended as provided therein or by law.
          Section 3.2. Bylaws. The bylaws of Merger Sub as in effect on the Effective Date shall be the bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.
          Section 3.3. Board of Directors; Officers. The directors and officers of Merger Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or appointed, or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE IV.
CONVERSION OF SHARES
          Section 4.1. Merger Consideration; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock, the following shall occur:
          (a) Treasury Shares. All shares of Company Capital Stock issued and outstanding immediately prior to the Effective Date that are held by the Company shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (the “Excluded Shares”).
          (b) Conversion of Company Capital Stock. Subject to Sections 4.1(a), 4.1(c), 4.1(d), 4.3, 4.4, 4.7, 4.8, 4.9 and 4.10 hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Date (other than any Dissenting Share) shall be converted into the right to receive:
     (i) that number of fully paid and nonassessable shares of Series B-1 Preferred Stock, par value $0.01 per share, of Parent, the terms of which shall be as set forth in the Form of Tenth Amended and Restated Certificate of Incorporation of Parent attached hereto as Exhibit A (with such modifications between the date hereof and Closing that do not disproportionately adversely affect any rights of the holders of such shares in comparison to the effect upon the holders of Parent Series A Preferred Stock, Parent Series A-1 Preferred Stock, Parent Series B Preferred Stock or other shares of Parent Series B-1 Preferred

Stock) (such shares, the “New Preferred Stock”), as is set forth in Schedule 4.1(b) hereto;
     (ii) that number of warrants to purchase the New Preferred Stock and Parent Class A Common Stock, which shall be in the form attached hereto as Exhibit B (the “Parent Stock Warrants”), as is set forth in Schedule 4.1(b) hereto;
     (iii) that number of fully paid and nonassessable shares of Parent Class A Common Stock as is set forth in Schedule 4.1(b) hereto (the New Preferred Stock, the Parent Stock Warrants and the Parent Class A Common Stock to be issued with respect to each share of Company Capital Stock, collectively, the “Share Consideration”), and
     (iv) the amount of cash (the “Cash Consideration”), as is set forth in Schedule 4.1(b) hereto;
provided, that the Parties acknowledge and agree that the allocation of the Aggregate Share Consideration and Aggregate Cash Consideration among the Stockholders set forth on Schedule 4.1(b) represents a good faith estimate by the Company as of the date hereof and is subject to adjustment prior to the Closing based upon, among other things, the exercise by certain Stockholders of warrants to purchase Company Capital Stock that are unexercised as of the date hereof. Not later than two (2) Business Days prior to the Closing, the Company will deliver to Parent an updated version of Schedule 4.1(b) setting forth the Company’s final determination of the portion of the Aggregate Cash Consideration and Aggregate Share Consideration to be received at Closing by each Stockholder in the Merger (the “Merger Consideration Payment Schedule”) but in no event shall (i) any modifications to Schedule 4.1(b) increase the Cash Consideration or Share Consideration (or alter the relative percentages of Cash Consideration and Share Consideration within the Merger Consideration) payable by Parent with respect to any share of Company Capital Stock issued and outstanding immediately prior to the Effective Date (other than any Dissenting Share) or (ii) the Merger Consideration Payment Schedule be amended or modified for the purposes of this Agreement after the Closing without Parent’s prior written consent (not to be unreasonably withheld or delayed), and Parent shall be under no obligation to issue any replacement or new stock certificates in connection with any post-Closing modification or amendment to the Merger Consideration Payment Schedule to which it has not granted consent.
          (c) Adjustments to Aggregate Cash Consideration. No later than the third Business Day prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”), The Estimated Closing Balance Sheet shall be accompanied by a report setting forth an estimated calculation of (i) the Company’s Working Capital (the “Estimated Working Capital”), and (ii) the Company’s Unrestricted Cash (the “Estimated Unrestricted Cash”), in each case as of the Balance Sheet Closing Date and based on the Company’s consolidated financial results as of the Balance Sheet Closing Date as set forth in the Estimated Closing Balance Sheet; provided that, in the event that the Balance Sheet Closing Date occurs after March 31, 2007, the following adjustments shall be made in the calculation of Estimated Unrestricted Cash (i) to divide equally among each month in a calendar quarter any amounts to be paid quarterly with respect to Taxes in such quarterly period, and to reduce the Estimated Unrestricted Cash by an amount equal to the portion of such aggregate Tax payments attributable to the period between March 31, 2007 and the Balance Sheet Closing Date and (ii) to add back to the amount of Estimated Unrestricted Cash any payments (not to exceed $125,000 in the aggregate) made by the Company after March 31, 2007 and prior to the Balance Sheet Closing Date under the Agreement dated February 2, 2004 between the Company and Broadsoft, Inc. (as amended, the “Broadsoft Agreement”), An example of the calculation of Working Capital and Unrestricted Cash as of the Reference Date (without the adjustments described in the preceding sentence) is set forth on Schedule 4.1(c) hereto. The Estimated Working Capital and Estimated Unrestricted Cash will be used to calculate the Closing Cash Consideration payable at Closing as follows (subject to adjustment of the Closing Cash Consideration following the Closing pursuant to Section 4.8):
     (i) If (a) Estimated Working Capital is less than negative one million eight hundred thousand dollars (- $1,800,000) (the “Target Working Capital”) and/or (b) Estimated Unrestricted Cash is less than seven million dollars ($7,000,000) (the “Target Unrestricted Cash Balance”), then the Aggregate Cash Consideration shall be reduced on a dollar-for-dollar basis by, and the amounts of Cash Consideration to be paid pursuant to Section 4.1(b) for each share of Company Capital Stock as set forth in the Merger Consideration Payment Schedule shall be reduced on a pro rata basis for each share of Company Capital Stock in an aggregate amount that equals for all such shares of Company Capital Stock, the greater of (x) the amount by which Estimated Working Capital is less than the Target Working Capital and (y) the amount by which Estimated Unrestricted Cash is less than the Target Unrestricted Cash Balance; or
     (ii) If (a) Estimated Working Capital is greater than the Target Working Capital and (b) Estimated Unrestricted Cash is greater than the Target Unrestricted Cash Balance, then the Aggregate Cash Consideration shall be increased on a dollar-for-dollar basis by, and the amounts of Cash Consideration to be paid pursuant to Section 4.1(b) for each share of Company Capital Stock as set forth in the Merger Consideration Payment Schedule shall be increased on a pro rata basis for each share of Company Capital Stock in an aggregate amount that equals for all such shares of Company Capital Stock, the lesser of (x) the amount by which Estimated Working Capital is greater than the Target Working Capital and (y) the amount by which Estimated Unrestricted Cash is greater than the Target Unrestricted Cash Balance.
     For the avoidance of doubt, no portion of Estimated Working Capital in excess of the Target Working Capital or Estimated Unrestricted Cash in excess of the Target Unrestricted Cash Balance shall be applied as an offset to any adjustment to the Aggregate Cash Consideration required under clause (i) above. Subject to the Aggregate Cash Consideration adjustment provisions described in this Section 4.1 and the Closing Cash Consideration adjustment in Section 4.8 hereof, the Company shall be permitted to use any cash in excess of the Target Unrestricted Cash Balance to prepay Company Indebtedness, or to pay expenses required to be paid pursuant to Section 4.1(d) below, at or prior to the Closing.

          (d) Certain Payments at Closing. To the extent the following Company liabilities have not been paid in cash prior to the Balance Sheet Closing Date, at Closing a portion of the Aggregate Cash Consideration (and, with respect to that portion of the Management Sale Bonus payable in Aggregate Share Consideration, a portion of the Aggregate Share Consideration) shall be used and applied by the Stockholders to pay the following to the extent that such amounts are known at Closing and not otherwise payable at a later date as expressly provided in this Agreement:
     (i) all Indebtedness of the Company and its Subsidiaries;
     (ii) all management compensation obligations of the Company arising on or prior to Closing (that do not constitute severance or retention amounts payable by the Company pursuant to Sections 8.8 and 8.9 hereof or by Parent pursuant to Sections 9.5 and 9.6 hereof), including, but not limited to, the Management Sale Bonus to the Persons set forth on Schedule 4.1(d);
     (iii) any required payments relating to employee retention bonuses or related programs as set forth in Section 8.8 hereof;
     (iv) all severance obligations and related employment taxes required to be paid pursuant to Section 8.9 hereof;
     (v) any expenses required to be paid by the Company or the Stockholders pursuant to Section 16.5 hereof, including without limitation all amounts payable to DH Capital, LLC;
     (vi) any applicable employment taxes relating to (A) any stock received by members of management of the Company in connection with the transaction contemplated by this Agreement and (B) the payments contemplated by this Section 4.1(d); and
     (vii) all cash payments not exceeding in the aggregate $1,000,000 due to the holders of the terminated options to purchase shares of the Company Series C Preferred Stock pursuant to Section 8.9(e) hereof (and an additional amount not to exceed $100,000 to pay the Company portion of the payroll taxes associated with such payments).
All such amounts that are not paid prior to or at Closing shall be paid in accordance with Section 4.7(c) hereof. The Unrestricted Cash line item reflected on the Estimated Closing Balance Sheet and the Closing Balance Sheet shall be reduced to reflect any payments made by the Company pursuant to Sections 4.1(d)(i)-(vii) above between the Balance Sheet Closing Date and the Closing Date.
          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to any shares of Company Capital Stock outstanding immediately prior to the Effective Date that are held by a holder who has demanded and perfected its appraisal rights in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost its right to such appraisal, to the extent that Section 262 of the DGCL provides for dissenters’ rights for any such shares of Company Capital Stock in the Merger (each, a “Dissenting Share”), each such Dissenting Share shall not be converted into the right to receive any Merger Consideration as provided above, unless and until such holder fails to perfect or withdraws or otherwise loses its right to appraisal and payment under the DGCL, but the holder thereof shall only be entitled to such rights as are granted by the DGCL and shall not be entitled to vote or to exercise any other rights of a stockholder of the Company except as provided by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the DGCL shall receive such payment from the Surviving Corporation in accordance with the DGCL. The holders of any Dissenting Shares shall be required to look solely to the Surviving Corporation (subject to abandoned property, escheat and similar laws) as general creditors thereof with respect to any Merger Consideration payable upon surrender of their certificates (and compliance with any other applicable requirement set forth herein) and receipt thereof by the Surviving Corporation. Parent shall promptly notify the Paying Agent of the name or names of any Stockholder who has properly exercised its appraisal rights in accordance with Section 262 of the DGCL, and shall instruct the Paying Agent not to release any Merger Consideration to such Stockholder. To the extent that any Stockholder properly exercises its appraisal rights in accordance with Section 262 of the DGCL, the Paying Agent shall, upon written notice thereof by the Surviving Corporation, release and distribute to the Surviving Corporation an amount equal to the Merger Consideration to which the holders of the Dissenting Shares would otherwise be entitled had they not exercised their appraisal rights. If, after the Effective Date, any such holder fails to perfect or withdraws or loses its right to dissent, each of such holder’s Dissenting Shares shall thereupon be treated as if it had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such holder shall look to the Surviving Corporation for payment of such consideration. For purposes of clarification, the Paying Agent shall not make any payments to any holder of Dissenting Shares.
          (f) Indemnification for Dissenting Shares. In the event it is finally and conclusively determined by a court of competent jurisdiction or a settlement mutually approved in writing by Parent and the Stockholders’ Agent that a holder of Dissenting Shares is entitled to an amount in excess of the Merger Consideration (the “Dissenting Share Excess Consideration”), then the Surviving Corporation shall deliver to the holder of such Dissenting Shares the consideration to which such holder is entitled, including the Dissenting Share Excess Consideration; provided however, that in the event the Surviving Corporation, or Parent, is required to pay any Dissenting Share Excess Consideration, then Parent, or the Surviving Corporation, as the case may be, shall be entitled to be indemnified on a dollar-for-dollar basis pursuant to Section 15.2(a)(vi) hereof, including all reasonable legal and other expenses incurred by Parent or the Surviving Corporation in connection with or relating to such appraisal rights under the DGCL; provided that, in paying any Dissenting Share Excess Consideration and any such expenses, Parent, or the Surviving Corporation, as the case may be, shall first exhaust the Additional Escrow Fund and then the Cash Escrow Deposit (as defined in the Indemnity Escrow Agreement) in the Indemnity Escrow Fund before pursuing any Stockholder for such indemnification. To the extent permitted by the DGCL, the Stockholders’ Agent will manage, on behalf of the Surviving Corporation, all matters with respect to the administration and defense of the appraisal proceedings, including the selection and retention of counsel and, if necessary, financial advisors, and shall report to the Surviving Corporation from time to time the progress of such proceedings. The Stockholders, on a several basis, shall pay all expenses relating to the management of the appraisal proceedings. Parent and the Surviving Corporation shall cooperate as reasonably requested by the Stockholders’ Agent in connection with any appraisal proceeding. Neither Parent nor the Surviving Corporation, on the one hand, or the Company and Significant Stockholders on the other hand, shall consent to the entry of any judgment or enter into any settlement with respect to any appraisal proceeding without the prior written consent of each of the Parent and the Stockholders’ Agent, respectively, which consent shall not be unreasonably withheld or delayed.
          (g) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall continue as one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          (h) Conversion of Company Capital Stock Held by Non-Accredited Investors. Notwithstanding anything contained in this Section 4.1 (or any other provision of this Agreement) to the contrary, Parent shall have the option of paying Merger Consideration consisting wholly of cash to any Stockholder that Parent determines, in its sole discretion, does not qualify as an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) based upon such Stockholder’s response to the Accredited Investor Questionnaire. In such event, such Stockholder will be entitled to receive Cash Consideration in lieu of the Share Consideration to which it would otherwise be entitled under the Merger Consideration Payment Schedule. Any payment of additional Cash Consideration to Stockholders deemed to be non-accredited investors, if any, pursuant to this Section 4.1(h) shall neither increase nor decrease the Merger Consideration payable to the other Stockholders or modify the proportion of Cash Consideration and Share Consideration payable to the other Stockholders.
          Section 4.2. Distribution of Aggregate Merger Consideration.
          (a) From and after the Effective Date, the Escrow Agent shall act as paying agent (the “Paying Agent”) pursuant to the terms and conditions of the Paying Agent Agreement in the form attached hereto as Exhibit C (the “Paying Agent Agreement”), in paying the Closing Cash Consideration to the Stockholders. At the Closing, for the purpose of paying the Aggregate Merger Consideration:
     (i) Parent will deliver to the Paying Agent, which shall establish a segregated account therefor, an amount equal to the Closing Cash Consideration (net of (A) the portion of the Closing Cash Consideration included in the Indemnity Escrow Fund in accordance with Section 4.7(a), (B) the Additional Escrow Amount, and (C) without duplication of the amount of such items to be paid out of the Additional Escrow Account, the aggregate amount of the payments made, or the amounts then payable to the extent that such amounts are known at Closing and not otherwise payable at a later date as expressly provided in this Agreement, by or on behalf of the Stockholders pursuant to Section 4.1(d)) by wire transfer of immediately available funds; and
     (ii) Parent shall prepare certificates representing the Aggregate Share Consideration (net of the portion of the Aggregate Share Consideration included in the Indemnity Escrow Fund in accordance with Section 4.7(a) hereof) issued in the name of the applicable Stockholders as set forth on the Merger Consideration Payment Schedule.
          (b) As soon as reasonably practicable after the date hereof, the Company shall mail to each holder of Company Capital Stock (other than holders of Excluded Shares): (i) an information statement, in a form acceptable to the Parent, describing the transactions contemplated by this Agreement and applicable appraisal rights under Section 262 of the DGCL (the “Information Statement”), which Information Statement shall include the Drag-Along Notice and such other information as the Company shall include at Parent’s reasonable request; (ii) a letter of transmittal containing customary provisions and otherwise in form and substance reasonably acceptable to Parent (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates representing such Company Capital Stock (the “Certificates”) shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in such form and contain such other provisions as the Paying Agent may reasonably specify; (iii) an accredited investor questionnaire containing customary provisions and otherwise in form and substance reasonably acceptable to Parent (the “Accredited Investor Questionnaire”); and (iv) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of such Certificate or Certificates for cancellation to the Paying Agent, together with the Letter of Transmittal and Accredited Investor Questionnaire, duly executed, for each share formerly represented by each such Certificate and upon delivery to Parent of copies of such surrendered Certificate and Letter of Transmittal: (A) the Paying Agent shall promptly deliver to each such Stockholder by wire transfer of immediately available funds to one or more bank accounts identified in the Letter of Transmittal (or by check for payments less than $10,000) that Stockholder’s pro-rata share (as determined in accordance with the Merger Consideration Payment Schedule or, in the case of Stockholders deemed to be non-accredited investors, by Parent in accordance with Section 4.1(h)) of the Closing Cash Consideration (net of (x) that portion of the Closing Cash Consideration to be delivered to the Escrow Agent pursuant to Sections 4.7(a) and 4.7(b) hereof and (y) the aggregate amount of the payments made, or the amounts then payable to the extent that such amounts are known at such time and not otherwise payable at a later date as expressly provided in this Agreement, pursuant to Section 4.1(d) hereof); and, (B) within five (5) Business Days after receipt by the Paying Agent of such documents and by Parent of copies of such documents, Parent shall mail to each such Stockholder (using a delivery method that enables confirmation of delivery), at such Stockholder’s address as set forth in Schedule 4.2(b) (it being understood that Schedule 4.2(b) shall be provided by Stockholders’ Agent to Parent no later than five (5) Business Days prior to the Closing Date), certificates representing such Stockholder’s pro-rata portion of the Aggregate Share Consideration issuable to such holder with respect to such shares pursuant to the Merger Consideration Payment Schedule (or, in the case of Stockholders deemed to be non-accredited investors, by Parent in accordance with Section 4.1(h)) (net of the Aggregate Share Consideration to be delivered to the Escrow Agent pursuant to Section 4.7(a) hereof), and after the Effective Date, if applicable, any dividends or other distributions with respect to the New Preferred Stock or Parent Class A Common Stock to be issued or paid pursuant to Section 4.3 hereof, it being understood that Parent’s obligation to deliver such certificates, dividends or other distributions shall be deemed satisfied upon mailing thereof by Parent (and confirmation of delivery) and not upon receipt thereof by such Stockholder.

          (c) In the event that any certificates for any shares of the New Preferred Stock, Parent Class A Common Stock, or the Parent Stock Warrants are to be issued in a name other than that in which the Certificates representing shares of Company Capital Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the issuance of certificates for such shares of New Preferred Stock, Parent Class A Common Stock or the Parent Stock Warrants in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Company that such Tax has been paid or is not applicable.
          (d) From and after the Effective Date, Certificates representing shares of Company Capital Stock shall represent solely the right to receive the Merger Consideration, and, if applicable, any dividends or other distributions with respect to the New Preferred Stock and Parent Class A Common Stock to be issued or paid pursuant to Section 4.3 hereof, in each case, without any interest thereon with respect to the New Preferred Stock and Parent Class A Common Stock. If any Certificates representing shares of Company Capital Stock entitled to be exchanged for Merger Consideration pursuant to Section 4.1(b) hereof shall not have been surrendered for such exchange prior to the earlier of (i) the date on which any consideration in respect thereof would otherwise escheat to or become property of any Governmental Entity, or (ii) the date that is one (1) year after the date the Indemnity Escrow Fund is scheduled to be released under Section 4.10(b) hereof, any unclaimed Merger Consideration shall be released to Parent to be held or distributed in accordance with applicable law. Notwithstanding the foregoing, neither Parent nor any Party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.
          (e) The shares of New Preferred Stock referred to in Section 4.1(b)(i) shall comprise 6.3% of the Investor Preferred Stock as of the date of this Agreement and the shares of New Preferred Stock which may be purchased pursuant to the exercise of Parent Stock Warrants shall comprise 4.7% of the Investor Preferred Stock as of the date of this Agreement.
          Section 4.3. Dividends and Other Distributions. All shares of New Preferred Stock and Parent Class A Common Stock to be issued pursuant to the Merger (including those represented by the Parent Stock Warrants) shall be deemed issued and outstanding on the Effective Date and whenever a dividend or other distribution is declared by Parent in respect of the New Preferred Stock and Parent Class A Common Stock, the record date for which is on or after the Effective Date, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement (including those represented by the Parent Stock Warrants). No dividends or other distributions that are declared or made on New Preferred Stock or Parent Class A Common Stock will be paid to Persons entitled to receive certificates representing New Preferred Stock or Parent Class A Common Stock pursuant to this Agreement until such Persons surrender their Certificates representing Company Capital Stock. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing shares of New Preferred Stock and Parent Class A Common Stock, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the

Effective Date and a payment date on or prior to such time of surrender payable with respect to such shares of New Preferred Stock and Parent Class A Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of New Preferred Stock and Parent Class A Common Stock with a record date after the Effective Date but with a payment date subsequent to surrender. Notwithstanding the foregoing, all dividends and distributions attributable to the shares of New Preferred Stock and Parent Class A Common Stock issuable upon the exercise of the Parent Stock Warrants (including those Parent Stock Warrants held in the Indemnity Escrow Fund) shall be retained by the Company, and paid to, the holders of the Parent Stock Warrants promptly following their exercise in accordance with their terms.
          Section 4.4. Fractional Shares. Except as contemplated by the next sentence, no certificates or scrip representing less than one share of Parent Class A Common Stock or New Preferred Stock shall be issued upon the surrender for exchange of Certificates representing Company Capital Stock pursuant to Section 4.1(b) hereof. In the event that any Stockholder is entitled to an amount of shares of Parent Class A Common Stock or New Preferred Stock that is less than one (1) such share, at Parent’s option such Stockholder shall instead receive the cash value of such fractional share (which amount shall be in addition to that portion of the Closing Cash Consideration otherwise payable to such Stockholder).
          Section 4.5. Lost, Stolen or Destroyed Certificates. Notwithstanding anything to the contrary contained in Sections 4.2, 4.3 and 4.4 hereof, in the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed and an indemnity by such Stockholder (in a form to be reasonably determined by Parent), at such Stockholder’s sole cost and expense, against any claim that may be made against Parent with respect to such Certificate, the Paying Agent will pay and issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with Section 4.2 hereof in respect of the shares represented by such lost, stolen or destroyed Certificate. In the event Parent makes any claim for indemnification in connection with a breach of a Stockholder affidavit delivered under this Section 4.5, Parent shall proceed first against the affected Stockholder’s pro-rata interest in the Indemnity Escrow Fund as described on the Merger Consideration Payment Schedule.
          Section 4.6. Closing of the Company’s Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with this Article IV.
          Section 4.7. Escrows; Company Actions.
          (a) On the Effective Date, Parent shall promptly deliver to JPMorgan Chase Bank, N.A., or such other bank or trust company as may be acceptable to Parent and the Stockholders’ Agent (the “Escrow Agent”), pursuant to the escrow agreement among the Stockholders’ Agent, Parent and the Escrow Agent substantially in the form of Exhibit D attached hereto, together with such changes thereto as may be required by the Escrow Agent (the “Indemnity Escrow Agreement”), ten million dollars ($10,000,000) of the Aggregate Merger

Consideration (the “Indemnity Escrow Amount”), to be held in escrow in a segregated account (the “Indemnity Escrow Fund”) and distributed in accordance with the terms of the Indemnity Escrow Agreement. In connection with such deposit of the Indemnity Escrow Fund with the Escrow Agent, each Stockholder will be deemed to have received and deposited with the Escrow Agent such Stockholder’s pro-rata interest in the Indemnity Escrow Fund as described on the Merger Consideration Payment Schedule without any further act of such Stockholder required. The Indemnity Escrow Amount shall consist of $3,000,000 of the Closing Cash Consideration and $7,000,000 of the Aggregate Share Consideration (consisting of New Preferred Stock and Class A Common Stock with an aggregate value, solely for the purposes of this Agreement and the Indemnity Escrow Agreement, of $4,000,000 and Parent Stock Warrants with an aggregate value of $3,000,000, in each case as of the Closing Date). Any payments from the Indemnity Escrow Fund shall be made in accordance with the ratio of Closing Cash Consideration, New Preferred Stock and Parent Stock Warrants described in the immediately preceding sentence. For all purposes hereunder (including, without limitation, for purposes of determining the amount of any payments from the Indemnity Escrow Fund required in connection with any claim for indemnification by the Parent Indemnitees) regardless of the fair market value of such Aggregate Share Consideration at any time, the Aggregate Share Consideration included in the Indemnity Escrow Fund shall at all times from and after the Closing Date have an ascribed value of seven million dollars ($7,000,000) (the “Ascribed Value”).
          (b) In the event that distributions are made from the Indemnity Escrow Fund pursuant to Section 4.1(f) (Indemnification for Dissenting Shares) or Section 4.5 (Lost, Stolen or Destroyed Certificates), the Stockholders’ Agent, on behalf of the Stockholders, shall restore and pay in cash to the Indemnity Escrow Fund the amount of any such distributions, within five (5) Business Days after its receipt of written notice from Parent of the release of such distributions from the Indemnity Escrow Fund, and, in the event that the Stockholders’ Agent does not completely restore and pay the amount of such distributions to the Indemnity Escrow Fund, each Stockholder shall be obligated to restore and pay its pro rata share of the amount of such distributions to the Indemnity Escrow Fund.
          (c) In addition to the Indemnity Escrow Fund, on the Effective Date, Parent shall promptly deliver to the Escrow Agent pursuant to the escrow agreement among the Stockholders’ Agent, Parent and the Escrow Agent substantially in the form of Exhibit E attached hereto, together with such changes thereto as may be required by the Escrow Agent (the “Additional Escrow Agreement”), three million dollars ($3,000,000) of the Closing Cash Consideration (the “Additional Escrow Amount”), to be held in escrow in a segregated account (the “Additional Escrow Fund”) and distributed in accordance with the terms of the Additional Escrow Agreement. In connection with such deposit of the Additional Escrow Fund with the Escrow Agent, each Stockholder will be deemed to have received and deposited with the Escrow Agent such Stockholder’s pro rata interest in the Additional Escrow Fund as described on the Merger Consideration Payment Schedule without any further act of such Stockholder required. Funds from the Additional Escrow Fund shall be used by Parent to pay expenses (including payments to the applicable taxing authorities arising therefrom) that are to be borne by the Stockholders hereunder pursuant to Section 4.1(d) to the extent that any such required payments were not made by the Company prior to Closing or paid at Closing from the Aggregate Merger Consideration in accordance with Section 4.1(d) (provided that any such direct payments by Parent shall require the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed and, in the absence of any reasonable withholding or delay, shall be provided within five (5) Business Days after any request therefor by Parent) as well as to reimburse Parent with respect to any Closing Cash Consideration adjustments pursuant to Section 4.8. To the extent that the entire Additional Escrow Amount is insufficient to pay all such expenses and adjustments and such funds have been depleted in their entirety, Parent may seek payment of such expenses and adjustments from the Cash Escrow Deposit (as defined in the Indemnity Escrow Agreement) in the Indemnity Escrow Fund in accordance with the terms of the Additional Escrow Agreement and the Indemnity Escrow Agreement, it being understood that any such payments from the Indemnity Escrow Fund shall be paid in accordance with the payment terms (including, without limitation, with respect to timing of such payment) set forth in the Additional Escrow Agreement. The Stockholders’ Agent, on behalf of the Stockholders, shall restore and pay in cash to the Indemnity Escrow Fund, within five (5) Business Days after its receipt of written notice from Parent of any distributions in respect of such expenses and adjustments from the Indemnity Escrow Fund, any portion of the Indemnity Escrow Amount which was distributed in respect of such expenses and adjustments in accordance with this Section 4.7(c), and, in the event that the Stockholders’ Agent does not completely restore and pay such amounts to the Indemnity Escrow Fund, each Stockholder shall be obligated to restore and pay its pro rata share of such amounts to the Indemnity Escrow Fund.
          (d) The Company shall take all actions necessary to provide that prior to the Effective Date, (i) each option and warrant outstanding to purchase shares of the Company Capital Stock shall become exercisable (whether or not currently exercisable) and (ii) all options and warrants unexercised as of the Effective Date shall be cancelled and be of no further force or effect. Except as provided herein, the Company shall cause any stock purchase and stock option plan maintained by the Company, including, but not limited to, (x) the Company’s Amended and Restated Equity Participation Plan, and (y) the Company’s 2005 Stock Incentive Plan, to terminate as of the Effective Date.
          (e) Each of the Surviving Corporation, Parent and the Company shall be entitled to deduct and withhold (or may cause Escrow Agent to deduct and withhold) from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation, Parent, the Company or Escrow Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder for which the Surviving Corporation, Parent, the Company or Escrow Agent, as the case may be, made such deduction and withholding.
          Section 4.8. Closing Cash Consideration Adjustment. The Closing Cash Consideration shall be subject to adjustment following the Closing as follows:
          (a) Parent shall deliver the Closing Balance Sheet together with a report setting forth a calculation of Working Capital and Unrestricted Cash in each case as of the Balance Sheet Closing Date and based on the Company’s consolidated financial results as set forth in the Closing Balance Sheet (the Closing Balance Sheet together with such report the “Parent’s Report” to Stockholder’s Agent as soon as practicable, but in no event later than 60 calendar days after the Closing; provided that, in the event that the Balance Sheet Closing Date occurs after March 31, 2007, the following adjustments shall be made in the calculation of Unrestricted Cash (i) to divide equally among each month in a calendar quarter any amounts to be paid quarterly with respect to Taxes in such quarterly period, and to reduce the Unrestricted Cash by an amount equal to the portion of such aggregate Tax payments attributable to the period between March 31, 2007 and the Balance Sheet Closing Date and (ii) to add back to the amount of Unrestricted Cash any payments (not to exceed $125,000 in the aggregate) made by the Company after March 31, 2007 and prior to the Balance Sheet Closing Date under the Broadsoft Agreement. If Parent does not deliver the Parent’s Report within 60 calendar days after Closing, Parent shall be deemed to have accepted the Estimated Closing Balance Sheet as the Closing Balance Sheet for the purpose of determining the Purchase Price hereunder and the Stockholders’ Agent may, in his discretion, accept the Estimated Closing Balance Sheet as the Closing Balance Sheet or prepare a Closing Balance Sheet for review by Parent. During the preparation of the Parent’s Report by the Parent, and the period of any dispute with respect to the application of this Section 4.8(a), each party shall cooperate with the others to the extent reasonably requested by such parties to prepare the Closing Balance Sheet or to investigate the basis for any dispute, as applicable. The Parent’s Report shall be examined by the Stockholders’ Agent, and the Stockholders’ Agent shall, not later than 20 calendar days after receipt of the Parent’s Report, render a report thereon (the “Closing Balance Sheet Report”). For purposes of such examination, Parent and the Surviving Corporation shall grant the Stockholders’ Agent and his representatives reasonable access to the Parent’s and the Surviving Corporation’s books, records and applicable personnel. The Closing Balance Sheet Report shall list those items, if any, to which the Stockholders’ Agent takes exception and the Stockholders’ Agent’s proposed adjustment. If the Stockholders’ Agent fails to deliver to the Parent the Closing Balance Sheet Report within 20 calendar days following receipt of the Parent’s Report, the Stockholders’ Agent shall be deemed to have accepted the Closing Balance Sheet for the purposes of any adjustment to the Purchase Price under Section 4.8(b). If the Parent does not give the Stockholders’ Agent notice of objections within 20 calendar days following receipt of the Closing Balance Sheet Report, the Parent shall be deemed to have accepted the Closing Balance Sheet as adjusted by the Stockholders’ Agent for the purposes of any adjustment to the Purchase Price under Section 4.8(b). If the Parent gives the Stockholders’ Agent notice of objections to the Closing Balance Sheet Report, and if the Stockholders’ Agent and the Parent are unable, within 15 calendar days after receipt by the Stockholders’ Agent of the notice from the Parent of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to KPMG LLP, an independent registered public accounting firm (the “Independent Accounting Firm”). Each of Parent, Merger Sub and the Company represent and warrant to each other that it has not engaged the Independent Accounting Firm to provide services to it during the two (2) year period prior to the date hereof, and each of Parent and Stockholders’ Agent agrees that it shall not (and Parent agrees to cause Surviving Corporation not to) engage the Independent Accounting Firm to provide any services to it (other than those contemplated by this Section 4.8(a)) for a period of two (2) years following the date hereof. The Independent Accounting Firm shall, within 60 calendar days following its engagement, deliver to the Stockholders’ Agent and the Parent a written report determining such disputed exceptions (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Purchase Price under Section 4.8(b). The fees and disbursements of the Independent Accounting Firm acting under this Section 4.8 shall be apportioned between the Parent, on the one hand, and the Stockholders, on the other hand, based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm.
          (b) Post-Closing Adjustment. Upon a final determination of the Company’s Working Capital and the Company’s Unrestricted Cash pursuant to Section 4.8(a):
     (i) If (a) Working Capital is less than the Target Working Capital and/or (b) Unrestricted Cash is less than the Target Unrestricted Cash Balance, then the Closing Cash Consideration determined for purposes of the adjustment set forth in Section 4.9 (disregarding for purposes of this Section 4.8(b) only any adjustment to the Aggregate Cash Consideration pursuant to Section 4.1(c)) shall be reduced on a dollar-for-dollar basis by, and the amounts of Cash Consideration to be paid pursuant to Section 4.1(b) for each share of Company Capital Stock as set forth in the Merger Consideration Payment Schedule shall be reduced on a pro rata basis for each share of Company Capital Stock in an aggregate amount that equals for all such shares of Company Capital Stock, the greater of (x) the amount by which Working Capital is less than Target Working Capital and (y) the amount by which Unrestricted Cash is less than the Target Unrestricted Cash Balance; or
     (ii) If (a) Working Capital is greater than the Target Working Capital and (b) Unrestricted Cash is greater than the Target Unrestricted Cash Balance, then the Closing Cash Consideration determined for purposes of the adjustment set forth in Section 4.9 (disregarding for purposes of this Section 4.8(b) only any adjustments to the Aggregate Cash Consideration pursuant to Section 4.1(c)) shall be increased on a dollar for dollar basis by, and the amounts of Cash Consideration to be paid pursuant to Section 4.1(b) for each share of Company Capital Stock as set forth in the Merger Consideration Payment Schedule shall be increased on a pro rata basis for each share of Company Capital Stock in an aggregate amount that equals for all such shares of Company Capital Stock, the lesser of (x) the amount by which Working Capital is greater than the Target Working Capital and (y) the amount by which Unrestricted Cash is greater than the Target Unrestricted Cash Balance.
     For the avoidance of doubt, no portion of any Working Capital in excess of the Target Working Capital or Unrestricted Cash in excess of the Target Unrestricted Cash Balance shall be applied as an offset to any adjustment to the Closing Cash Consideration required pursuant to Section 4.8(b)(i) above.
          Section 4.9. Payment of Closing Cash Consideration Adjustment.
          (a) If the Closing Cash Consideration determined as a result of Section 4.8(b) is higher than the Closing Cash Consideration paid at Closing (after taking into account any adjustments to the Aggregate Cash Consideration made pursuant to Section 4.1(c)), Parent shall, within four (4) Business Days following the final determination, pursuant to Section 4.8(a), of Working Capital and Unrestricted Cash, and based upon such final determination, pay to the

Escrow Agent, as an additional deposit to the Additional Escrow Fund (which shall then be released to the Stockholders in accordance with the Additional Escrow Agreement), the amount of such deficiency in cash, together with interest on such amount from and including the Closing Date to but excluding the date of payment at a rate of 6% per annum. If the Closing Cash Consideration determined as a result of Section 4.8(b) is lower than the Closing Cash Consideration paid at Closing (after taking into account any adjustments to the Aggregate Cash Consideration made pursuant to Section 4.1(c)), the Stockholders’ Agent shall, within four (4) Business Days following the final determination, pursuant to Section 4.8(a), of Working Capital and Unrestricted Cash, and based upon such final determination, authorize payment to Parent from the Additional Escrow Fund of the amount of such overpayment in cash, together with interest on such amount from and including the Closing Date to but excluding the date of payment at a rate of 6% per annum.
          (b) Any payment to Parent under Section 4.9(a) shall be made by wire transfer of immediately available funds to such account as Parent shall designate in writing to the Stockholders’ Agent. Any payment to the Stockholders under Section 4.9(a) shall be made by wire transfer of immediately available funds by the Escrow Agent as set forth in the Additional Escrow Agreement.
          (c) Any adjustments to the Closing Cash Consideration pursuant to the provisions of this Section 4.9 shall be treated as adjustments to the Purchase Price.
          Section 4.10. Payment of Remaining Escrow Amounts.
          (a) Subject to the terms of the Additional Escrow Agreement, Parent and the Stockholders’ Agent shall direct the Escrow Agent to release from the Additional Escrow Fund, to the Stockholders as follows:
     (i) within five (5) Business Days after the latest to occur of (A) the payment of the Closing Cash Consideration adjustment pursuant to Section 4.9, (B) the determination (which determination shall occur not later than five (5) Business Days after the date that is three (3) months after the Closing) of the amount of the severance obligations (and related employment taxes) to be borne by the Stockholders pursuant to Section 4.1(d)(iv) (collectively, the “Severance Amount”) and (C) the payment by the Stockholders (either directly or from the Additional Escrow Fund) of all expenses described in Sections 4.1(d)(i), 4.1(d)(ii), 4.1(d)(iii), 4.1(d)(v) and 4.1(d)(vi) (such latest date, the “Initial Release Date”), all funds in excess of the sum of (I) $1,100,000, (II) the Severance Amount and (III) the aggregate amount of any claims made thereon which have not been paid or otherwise resolved; and
     (ii) if the release of funds described in clause (i) above has occurred, then on the later of (A) five (5) Business Days after the payment from the Additional Escrow Fund of all expenses described in Section 4.1(d)(vii) and (B) February 1, 2008, the remaining balance, if any, to the extent in excess of claims made on the Additional Escrow Fund which have not been paid or otherwise resolved.

          (b) Subject to the terms of the Indemnity Escrow Agreement, Parent and the Stockholders’ Agent shall direct the Escrow Agent to release to the Stockholders:
     (i) the Closing Cash Consideration from the Indemnity Escrow Account, to the extent that such cash exceeds an amount equal to thirty percent (30%) of the aggregate amount of claims made on the Indemnity Escrow Amount which have not been paid or otherwise resolved, on the date that is 13 months following the Closing Date (the “Escrow Cash Release Date”) and
     (ii) the Aggregate Share Consideration from the Indemnity Escrow Account to the Stockholders on the earlier of (A) 5:00 p.m. (New York Time) on March 31, 2009 and (B) the date that is 120 Business Days after the date of a Parent Change of Control (such earlier date, the “Escrow Stock Release Date” and the later of such date and the Escrow Cash Release Date, the “Escrow Release Date”); provided that (I) the Aggregate Share Consideration shall be released only to the extent that the Ascribed Value of such remaining balance of Aggregate Share Consideration exceeds the percentage of the aggregate dollar amount of claims made thereon which have not been paid that equals the difference between one hundred percent (100%) and the percentage of such claims for which a portion of the Closing Cash Consideration is then reserved in the Indemnity Escrow Account (i.e. such claims that arose prior to the Escrow Cash Release Date), (II) if the Escrow Stock Release Date is prior to the Escrow Cash Release Date, then the remaining balance of the Aggregate Share Consideration in the Indemnity Escrow Account shall be released to the Stockholders only to the extent that the Stockholders restore and deposit into the Indemnity Escrow Account cash, stock or other proceeds received by the Stockholders in connection with the Parent Change of Control equal to the Ascribed Value of the remaining balance of the Aggregate Share Consideration in the Indemnity Escrow Account (the “Tender Proceeds”), and such Tender Proceeds shall then be treated as part of the Closing Cash Consideration portion of the Indemnity Escrow Account for purposes of the release thereof from the Indemnity Escrow Account, it being understood that in the event that the Stockholders are required to tender, sell or transfer their shares of New Preferred Stock and Parent Class A Common Stock to a third party pursuant to a Parent Change of Control, such shares shall be released to the Stockholders (or a designee thereof) on the date on which the Stockholders are so required to tender, sell or transfer such shares (subject to the obligation to deposit the Tender Proceeds into the Indemnity Escrow Account pursuant to this Section 4.10(b)(ii)).
          Section 4.11. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the date, following the satisfaction or waiver of the conditions set forth in Articles XI, XII and XIII hereof (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver or satisfaction of these conditions), which is five (5) Business Days following the date on which the Parent delivers to the Company or the Company delivers to the Parent a written notice of its intention to consummate the Closing (the “Closing Notice”) or (ii) at such other time and place as Parent and the Company shall agree in writing (the “Closing Date”).
          Section 4.12. Additional Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement, it being understood that all of such actions shall be taken at the sole expense of the Surviving Corporation and without recourse to the Stockholders.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to Parent and Merger Sub as follows:
          Section 5.1. Corporate Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, with all amendments thereto to the date hereof, have been furnished to Parent or its representatives, and such copies are accurate and complete as of the date hereof. A complete and correct chart showing the Company and all of its direct and indirect Subsidiaries is set forth on Schedule 5.1.
          Section 5.2. Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.2 sets forth for each of the Company and its Subsidiaries all jurisdictions in which each of the Company and its Subsidiaries are qualified to do business.
          Section 5.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity or (iii) except as set forth on Schedule 5.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract or result in the creation or imposition of any Lien upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts or obligations thereunder, or Licenses and Permits, except, with respect to clauses (ii) and (iii) above, for any such violations that would not have a Company Material Adverse Effect.
          Section 5.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder, except for the filing of Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and (ii) the consents, waivers, authorizations, approvals, declarations, notices, filings and/or registrations set forth on Schedule 5.4.
          Section 5.5. Authorization and Validity of Agreement. The Company has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company’s board of directors has duly adopted a resolution approving the Merger and the transactions contemplated by this Agreement and has declared the advisability of the Merger and such transactions in accordance with the DGCL and the Company Organizational Documents. The affirmative vote of (i) the holders of a majority of the issued and outstanding shares of the Company’s Series D Preferred Stock voting separately as a class and (ii) the holders of a majority of the issued and outstanding shares of the Company Common Stock and all series of the Company’s Preferred Stock (other than the Company Series B-1 Preferred Stock) (on an as-converted basis) voting together as a single class are the only votes required by the Stockholders of the Company to approve the Merger and adopt this Agreement under the DGCL and the Company Organizational Documents, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by the Company and, assuming due execution and delivery by Parent, Merger Sub, the Stockholders’ Agent and the Significant Stockholders, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
          Section 5.6. Capitalization and Related Matters.
          (a) As of the date hereof, the authorized capital stock of the Company consists of 3,303,182 shares of common stock, par value $0.00001 per share (“Company Common Stock”), of which 227,347 shares are issued and outstanding, and 2,696,818 shares of preferred stock, par value $0.00001 per share, of which 196,993 shares are designated as Series A Cumulative Convertible Preferred Stock (the “Company Series A Preferred Stock”), 176,143 shares are designated as Series B Cumulative Convertible Preferred Stock (the “Company Series B Preferred Stock”), 200,000 shares are designated as Series B-1 Cumulative Convertible

Preferred Stock (the “Company Series B-1 Preferred Stock”), 1,123,682 shares are designated as Series C Cumulative Convertible Preferred Stock (the “Company Series C Preferred Stock”), and 1,000,000 shares are designated as Series D Cumulative Convertible Preferred Stock (the “Company Series D Preferred Stock”, and together with the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock and Company Series C Preferred Stock is referred to collectively as “Company Preferred Stock”). 164,181 shares of Company Series A Preferred Stock are issued and outstanding, 176,143 shares of Company Series B Preferred Stock are issued and outstanding, 176,000 shares of Company Series B-l Preferred Stock are issued and outstanding, 1,023,682 shares of Company Series C Preferred Stock are issued and outstanding, and 757,862 shares of Company Series D Preferred Stock are issued and outstanding. Schedule 5.6 sets forth: (i) the names of the beneficial and record owners of the Company Capital Stock and the number of shares held by each such owner; (ii) the names of all holders of warrants to purchase shares of Company Capital Stock, the number of shares of Company Capital Stock for which such warrants are exercisable and the exercise price(s) therefor; and (iii) the names of all holders of options to purchase shares of Company Capital Stock, the number of shares of Company Capital Stock for which such options are exercisable and the exercise price(s) therefor. The shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All previous recapitalizations of the Company have been completed, and the Company is not subject to any liability or reduction in value, whether known or unknown, liquidated or otherwise, arising from or relating to its prior issuances of securities or recapitalizations of its capital stock. Except as set forth above or on Schedule 5.6, no shares of capital stock of the Company are outstanding; the Company does not have outstanding any securities convertible into or exercisable or exchangeable for any shares of capital stock, including Company Options and warrants, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock, and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter.
          (b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens (other than those set forth on Schedule 5.6(b)). Except as set forth on Schedule 5.6(b), such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exercisable or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.
          Section 5.7. Subsidiaries and Equity Investments. Except as set forth on Schedule 5.7, the Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents.
          Section 5.8. Financial Statements.
          (a) The Company has heretofore furnished to Parent copies of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and 2005, together with the related audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended and the notes thereto, accompanied by the reports thereon of Salibello & Broder LLP (collectively, the “Company Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Date, together with the related unaudited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended (the “2006 Balance Sheet”, and together with the Company Audited Financial Statements, collectively, the “Company Financial Statements”). The Company Financial Statements, including the notes thereto with respect to the Company Audited Financial Statements, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect) and (iii) are in accordance with the books and records of the Company in all material respects.
          (b) To the Knowledge of the Company, since January 1, 2004, the Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) assets are reflected at values considered to be financially realizable by the Company and (v) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company are in all material respects true and complete, are maintained in accordance with good business practice and applicable law, and accurately present and reflect in all material respects all of the transactions that are or should be therein described.
          (c) Notwithstanding anything to the contrary contained in Sections 5.8(a) and 5.8(b) (or any other provision of this Agreement), the Company is not making any representations and warranties with respect to any net operating loss carryforwards for U.S. federal income tax purposes (or any other applicable Tax laws and regulations) whether or not such items are reflected or described in the Company Financial Statements.
          Section 5.9. Absence of Certain Changes or Events.
          (a) Except as set forth on Schedule 5.9, since December 31, 2005, there has not been:
     (i) any Company Material Adverse Effect;
     (ii) any material loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);
     (iii) any change in any material method of accounting or accounting practice of either of the Company or any of its Subsidiaries; or
     (iv) any loss of the employment, services or benefits of the chief executive officer of the Company or members of the Company’s senior management who report directly to such chief executive officer.
          (b) Since December 31, 2005, each of the Company and its Subsidiaries has operated in the ordinary course of its business and, except as set forth on Schedule 5.9, has not:
     (i) issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;
     (ii) amended any of its Organizational Documents;
     (iii) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of its business;
     (iv) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith or Permitted Liens;
     (v) changed its policy or practice with respect to the timing of the collection or payment of its accounts receivable or accounts payable or otherwise changed its policy or practice in any material respect with respect to accounting matters, cash disbursements, accruals and/or reserve estimates;
     (vi) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for Permitted Liens;
     (vii) sold or transferred any of its assets or canceled any material debts or claims or waived any rights, except in the ordinary course of its business;
     (viii) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications material to the Company’s or any Subsidiary’s business;
     (ix) repaid any Indebtedness owed by the Company or any of its Subsidiaries to any Affiliate, paid any management fee of any Affiliate or reimbursed any expenses of any Affiliate, except with regard to customary travel, meeting and incidental expenses;
     (x) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;
     (xi) accelerated any payments of principal or interest in respect of Indebtedness of the Company or any Affiliate (including, for these purposes, any deferred purchase price payments with respect to the acquisition of Future Telecom);
     (xii) defaulted on any material obligation;
     (xiii) entered into any transaction material to its business, except in the ordinary course of business;
     (xiv) terminated any significant number of its employees;
     (xv) discontinued the offering of any material services or product;
     (xvi) incurred any material obligation or liability for the payment of severance benefits; or
     (xvii) entered into any agreement or made any commitment to do any of the foregoing.
          (c) Since September 30, 2006, each of the Company and its Subsidiaries has operated in the ordinary course of its business and, except as set forth on Schedule 5.9, has not:
     (i) other than in the ordinary course of business, modified any existing Contract or Lease, or entered into any agreement, commitment or other transaction, other than any agreement or commitment that, pursuant to its terms, may be cancelled by the Company or its Subsidiary without penalty on less than 31 days notice;
     (ii) received any notice, whether written or oral, of the cancellation of the account or Contract of any customer who generated for the Company and its Subsidiaries aggregate revenue in excess of $120,000 during the period between December 31, 2005 and December 31, 2006;
     (iii) made or threatened to make any claim for indemnification in connection with any acquisition, including but not limited to the acquisition of Future Telecom (and no such claim is currently contemplated);
     (iv) granted any increase in the compensation or benefits of its key employees other than (x) with respect to those employees listed on Schedules 4.1(d) and 8.12(a), or (y) with regard to any other key employees, in accordance with past practice not exceeding 5% of such key employee’s annual base compensation then in effect or entered into any employment, change of control, retention or severance agreement or arrangement with any of them; or
     (v) prior to January 1, 2007, (A) made or committed to make any material capital expenditure that is inconsistent with the Company’s 2006 operating plan or (B) failed to make any material capital expenditure consistent with the Company’s 2006 operating plan other than the expenditures listed on Schedule 5.9.
          (d) Since December 31, 2006, each of the Company and its Subsidiaries has operated in the ordinary course of its business and, except as set forth on Schedule 5.9, has not (A) made or committed to make any material capital expenditure that is inconsistent with the Company’s 2007 operating plan or (B) failed to make any material capital expenditure consistent with the Company’s 2007 operating plan other than the expenditures listed on Schedule 5.9.
          Section 5.10. Tax Matters. Except as set forth on Schedule 5.10:
          (a) (i) the Company, each of its Subsidiaries and each of their predecessors, if any, has filed (or joined in the filing of) all Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; provided however that no representation is made hereunder with respect to the net operating loss or capital loss carryforwards, Tax basis in assets, or other Tax attributes of the Company and its Subsidiaries that will be available for any Tax period or portion thereof other than a Pre-Closing Tax Period; (iii) all Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP; and (v) the charges, accruals and reserves on the books and records of the Company and its Subsidiaries in respect of Taxes for all fiscal periods are adequate in all material respects;
          (b) there is no action, suit, proceeding, investigation, audit or claim now pending or threatened against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority;
          (c) since January 1, 2000, no written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company’s Knowledge is any such assertion threatened;
          (d) (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries, and no power of attorney granted by or with respect to the Company and its Subsidiaries for Taxes is currently in force; and (iii) the statute of limitation for tax years of the Company and its Subsidiaries has closed for all years ending prior to January 1, 2000; and (iv) neither the Company nor any of its Subsidiaries is bound by any agreement providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;
          (e) the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
          (f) no Stockholder is a “foreign person” within the meaning of Section 1445 of the Code;
          (g) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
          (h) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;
          (i) each of the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;
          (j) neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that would result in the disallowance of a deduction under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) for employee remuneration will not apply to any amount paid or payable by the Company under any Contract, benefit plan, program, arrangement or understanding currently in effect;

          (k) (i) none of the assets, properties or rights of the Company and its Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) none of the assets, properties or rights of the Company and its Subsidiaries include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; and (iii) there is no Lien affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax (other than Permitted Liens);
          (1) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
          (m) since January 1, 2000, the Company and its Subsidiaries have neither (i) made, changed or revoked, or permitted to be made, changed or revoked, any material election or material method of accounting with respect to Taxes affecting or relating to the Company and its Subsidiaries, nor (ii) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries; and
          (n) neither the Company nor any of its Subsidiaries has a permanent establishment in a jurisdiction outside the United States.
          Section 5.11. Absence of Undisclosed Liabilities.
          (a) Except as set forth on Schedule 5.11, neither the Company nor any of its Subsidiaries has any Indebtedness or liability, absolute or contingent, known or unknown, other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2005. Except as set forth on Schedule 5.11. neither the Company nor any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.
          (b) Except as set forth on Schedule 5.11, neither the Company nor any of its Subsidiaries has been notified, either orally or in writing, by (a) a Governmental Entity, (b) an interexchange carrier to which it has delivered or is delivering originating traffic, or (c) a local exchange carrier to which it has delivered or is delivering terminating traffic that (i) the rates the Company or its Subsidiaries have charged or are charging for originating traffic are excessive, inappropriate or non-billable or (ii) the amounts the Company or its Subsidiaries have been billed, have paid or are paying for terminating traffic are insufficient.
          Section 5.12. Company Property.
          (a) There is no Owned Real Property.

          (b) Schedule 5.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and modifications thereto, in which either of the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or lessee, (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the “Leased Real Property”; the Leased Real Property, together with any Owned Real Property, collectively being the “Company Property”). Neither the Company nor any of its Subsidiaries is a party to any Contract (other than a Lease) with the lessor of any of the Leased Real Properties, which gives such lessor any right to terminate or alter the terms of the Lease to which such lessor is a party. The Company or its Subsidiaries enjoys peaceful and undisturbed possession of the Leased Real Property pursuant to the Leases and, to the Company’s Knowledge, the Leases are valid and enforceable. Except as set forth on Schedule 5.12, no option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Lease. Except as set forth on Schedule 5.12, the transactions contemplated by this Agreement do not require the consent or approval of the other parties to the Leases.
          (c) No Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries except as set forth on Schedule 5.12, neither the Company nor any of its Subsidiaries is in material breach of or default under any Lease (and, to the Company’s Knowledge, no event has occurred which, with due notice or lapse of time or both, may constitute such a breach or default), and no party to any Lease has given either of the Company or its Subsidiaries written notice of or made a claim with respect to any breach or default.
          (d) The Company Property comprises all of the real property used or intended to be used in, or otherwise useful to, the business of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any contract to purchase, sell or otherwise convey any real property or interest therein.
          (e) Except as set forth on Schedule 5.12, none of the Company Property is subject to any option, lease, sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.
          (f) Except as set forth on Schedule 5.12, to the Company’s Knowledge, all material improvements, systems and fixtures on the Company Property are in good operating condition and repair (subject to ordinary wear and tear), have all necessary access rights and utilities and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Company Property constructed by or on behalf of the Company or any Subsidiary were constructed, to the Knowledge of the Company, in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Property.
          (g) The Company Property is used and operated (i) in conformity with all applicable permits and (ii) in conformity with all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, Liens, reservations or other impediments, except where failure to so conform under clauses (i) and (ii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Property is in good operating condition and repair (subject to normal wear and tear) and is suitable in all material respects for the purposes for which it is currently used, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (h) The Company has not received any notice that any of the Company Property is subject to any pending condemnation or similar proceeding by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation or similar proceeding by any Governmental Entity is threatened.
          (i) Schedule 5.12 sets forth a list of all buildings for which there is a “lit building” agreement with the building owners or managers to which the Company or its Subsidiaries are a party (“Lit Building Agreements”). Except as set forth on Schedule 5.12, each of the Lit Building Agreements (i) is, to the Company’s Knowledge, valid, binding and enforceable against each of the parties thereto, (ii) is in full force and effect, and (iii) provides the Company or its Subsidiaries with the right to wire the building for the provision of telecommunications services and to provide such services. Except as set forth on Schedule 5.12, each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under each of the Lit Building Agreements and is not in default thereunder, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default thereunder; provided that, as more fully described on Schedule 5.12, the Company, its Subsidiaries and certain of their predecessors committed defaults prior to the date hereof under the provisions of certain of the Lit Building Agreements requiring revenue share payments to the other parties thereto, which defaults have been cured (and any payments, including interest, penalties, fines or assessments in respect thereof, made in full satisfaction of such default) or will be accrued for in full in the aggregate on the Closing Date Balance Sheet.
          Section 5.13. Assets of the Company and its Subsidiaries.
          (a) The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation of their respective businesses as currently conducted. Except as set forth on Schedule 5.13(a), there are no material assets, properties, rights or interests of any kind or nature that either the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of the Company or its Subsidiaries immediately following the Closing, and the Company has not received any notification, whether written or oral, relating to any future inability of the Company or its Subsidiaries to use, hold or operate any such assets, properties, rights or interests.
          (b) Except as set forth on Schedule 5.13, each of the Company and its Subsidiaries has good and marketable fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases in, all of its assets, properties and rights.
          Section 5.14. Intellectual Property.

          (a) The Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all of the material Intellectual Property used by the Company or any of its Subsidiaries (“Company Intellectual Property”), and such Company Intellectual Property represents all material intellectual property rights necessary for the conduct of their business as conducted on the date hereof and on the Effective Date, free and clear of all Liens other than those Liens set forth on Schedule 5.14(a) and Permitted Liens. None of the Company Intellectual Property consists of mask works.
          (b) To the Knowledge of the Company, neither the conduct of the business by the Company and its Subsidiaries as currently conducted and as presently contemplated to be conducted by them, nor the use of any Company Intellectual Property by the Company or any of its Subsidiaries, conflicts with, violates, misappropriates, misuses or infringes any proprietary or intellectual property right of any other Person. With respect to Company Intellectual Property that is not licensed from third parties, there is no Company IP Claim pending, asserted, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries. With respect to Company Intellectual Property licensed from third parties, there is, to the Knowledge of the Company, no Company IP Claim pending, asserted or threatened against the Company or any of its Subsidiaries.
          (c) Schedule 5.14(c)(i) sets forth a complete, accurate and current list of all of the following that are owned or used by the Company or any of its Subsidiaries in their respective businesses as currently conducted and as presently contemplated to be conducted by them: (i) registrations, applications or filings pertaining to the Company Intellectual Property, including patent, trademark, service mark, copyright, and domain name applications and registrations (“Listed Intellectual Property”) and the owner of record, date of application or issuance, and relevant jurisdiction as to each; (ii) registered trade names, doing-business-as names and corporate names; and (iii) material unregistered trademarks, service marks and copyrights. Except as set forth on Schedule 5.14(c)(i), to the Company’s Knowledge, all Listed Intellectual Property is valid and unexpired, and all renewal fees and other maintenance fees that will fall due on or prior to the Closing have been paid. Except as listed on Schedule 5.14(c)(ii), there are no actions that must be taken or payments that must be made by the Company or any of its Subsidiaries within one hundred eighty (180) days after the Closing that, if not taken or paid, would adversely affect the Listed Intellectual Property or the right of the Company or any of its Subsidiaries to use the same as and where used as of the Effective Date. Except as listed on Schedule 5.14(c)(iii), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not, in and of itself, render invalid, or adversely affect the Surviving Corporation’s rights in, any of the Company Intellectual Property.
          (d) Schedule 5.14(d)(i) sets forth a complete and accurate list of all licenses and other rights granted by the Company or any of its Subsidiaries to any other Person with respect to any Company Intellectual Property. Schedule 5.14(d)(ii) sets forth a complete and accurate list of all material licenses and other rights granted by any Person to the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except for agreements pertaining to commercially available, off-the-shelf software. Schedule 5.14(d)(iii) sets forth a complete and accurate list of all other material agreements pertaining to the Company

Intellectual Property or directly relating to the Company’s or any of its Subsidiaries’ ability to use or disclose any Company Intellectual Property not set forth on Schedule 5.14(d)(i) or Schedule 5.14(d)(ii) (collectively with the licenses, rights and agreements set forth on Schedule 5.14(d)(i) and Schedule 5.14(d)(ii), “Intellectual Property Agreements”). All Intellectual Property Agreements are in full force and effect. Except as set forth on Schedule 5.14(d)(iv), the Company and its Subsidiaries: (i) are in compliance in all material respects with all Intellectual Property Agreements; (ii) are not under any obligation to pay royalties or other payments in connection with any Intellectual Property Agreement; (iii) are not restricted from assigning their rights respecting Company Intellectual Property; and (iv) will not be, as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any Intellectual Property Agreement. Neither the Company nor any of its Subsidiaries is in material default of any Intellectual Property Agreement.
          (e) To the Company’s Knowledge, none of the material Company Intellectual Property has been used, disclosed or appropriated in an unauthorized manner for the benefit of any Person other than the Company. To the Knowledge of the Company, there are no conflicts with, infringements of, or misappropriations of any material Company Intellectual Property by any other Person. Except as set forth on Schedule 5.14(e)(i), neither the Company nor any of its Subsidiaries has a pending asserted or threatened claim relating to a violation, infringement, misuse or misappropriation of its rights to, or in connection with, any Company Intellectual Property against any other Person (including any employee or former employee of the Company or any of its Subsidiaries). Except as set forth on Schedule 5.14(e)(ii), neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in employment policies and agreements, customer agreements, purchase orders or license agreements arising in the ordinary course of business.
          (f) The Company has required the execution of valid and enforceable agreements to protect and preserve the confidentiality of all confidential Company Intellectual Property by employees and any other Persons to whom confidential Company Intellectual Property (i.e., trade secrets, customer data, Software and other proprietary and confidential information) is or has been made available. The Company and its Subsidiaries have not breached any agreements of non-disclosure or confidentiality, nor are they currently alleged or claimed to have done so.
          (g) To the Company’s Knowledge:
     (i) no present or former employee, officer or director of the Company or any of its Subsidiaries, and no agent or outside contractor of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company Intellectual Property;
     (ii) other than with respect to copyrightable works the Company hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, the Company and each of its Subsidiaries have obtained from all Persons who participated in any respect in the invention or authorship of any Company Intellectual Property, as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such Persons in such Company Intellectual Property, and written assignments to the Company or one of its Subsidiaries of all rights with respect thereto; and
     (iii) no officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person that requires such officer or employee to assign any interest in any Company Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information of such other Person or that restricts such officer or employee from engaging in competitive activities or solicitation of customers of such Person.
          (h) To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ transmission, reproduction, use, display or modification (including framing and linking Web site content) of content on the Internet or other practices infringe or violate any proprietary or other right of any other Person and no claim relating to such infringement or violation is pending, asserted, or, to the Company’s Knowledge, threatened.
          Section 5.15. Software.
          (a) The Software used by the Company and its Subsidiaries that is material to the conduct of their business (collectively, the “Company Software”) is listed on Schedule 5.15(a). To the Knowledge of the Company, none of the Company Software, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person. With respect to Company Software that is not licensed from third parties, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending, asserted or, to the Knowledge of the Company, threatened. With respect to Company Software that is licensed from third parties, no claim, suit, action or other proceeding with respect to any such infringement or violation is, to the Knowledge of the Company, pending, asserted or threatened.
          (b) Neither the Company nor any of its Subsidiaries have: (i) incorporated open source materials into, or combined open source materials with, the Company Software; (ii) distributed open source materials in conjunction with any Company Software; or (iii) used open source materials that create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to any Company Software or grant, or purport to grant, to any other Person, any rights or immunities under any Company Intellectual Property (including, but not limited to, using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials, that other software incorporated into, derived from or distributed with such open source materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).
          (c) Neither the Company nor any of its Subsidiaries have disclosed, or are under an obligation to disclose, the Company Software in source code form, except to other Persons that have executed written obligations to preserve the confidentiality of such source code.

          (d) The Company and its Subsidiaries have not purchased or sold any material telecommunications equipment without procuring or having the transferee procure a software license for the imbedded software in such equipment, nor is the Company or any of its Subsidiaries subject to any claim for failing to procure such a license.
          Section 5.16. Licenses and Permits.
          (a) Schedule 5.16 sets forth a true and complete list of all material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity (the “Licenses and Permits”), and all pending applications therefor. The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective Licenses and Permits and, to the Company’s Knowledge, have taken all necessary action to maintain such Licenses and Permits. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect. Additionally, neither the Company nor any of its Subsidiaries have received notice that it is in violation of any of the terms or conditions of such License and Permit.
          (b) The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended, applicable state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any License or Permit, except where such non-compliance, action or failure to act would result in an aggregate economic impact to the Company of $1,000,000 or less.
          (c) Except as set forth on Schedule 5.18, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Licenses or Permits of the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No written notices have been received by and, to the Company’s Knowledge, no claims have been filed against the Company or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.
          (d) Except as set forth on Schedule 5.16, none of the Licenses or Permits owned by the Company and its Subsidiaries are subject to any restriction or condition that would reasonably be expected to materially detract from its value or materially impair its validity or use, including any Lien (other than Permitted Liens).

          Section 5.17. Compliance with Law. Except as would result in an economic impact to the Company of less than $1,000,000 in the aggregate, or set forth on Schedule 5.17, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as would result in an economic impact to the Company of less than $1,000,000 in the aggregate, or as set forth on Schedule 5.17, since January 1, 2004, none of the Company or any of its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or any of its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental Entity or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.
          Section 5.18. Litigation. Except as set forth on Schedule 5.18, there are no Actions pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers, directors, members, managers, employees, agents or Affiliates directly involving, directly affecting or directly relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. Except for such items generally applicable to businesses in the local and/or long distance telecommunications industries or set forth on Schedule 5.18, there is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either the Company or its Subsidiaries, except where such judgment, decree, injunction, rule or order of any Governmental Entity would have a disproportionate effect on the Company and its Subsidiaries taken as a whole.
          Section 5.19. Contracts.
          (a) Schedule 5.19 sets forth a complete and correct list of all Contracts (as defined below) as of the date hereof. All Contracts on Schedule 5.19 which fit the description set forth in clause (vii) of Section 5.19(c) shall be identified on Schedule 5.19 with an asterisk, and the amount of any payments required thereunder shall be listed on Schedule 5.19.
          (b) Each Contract is valid, binding and enforceable against each of the Company or its Subsidiaries which is a party thereto, and to the Knowledge of the Company, each of the other parties thereto, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity, and including any state law limitations on enforceability of non-solicitation, non-compete and other restrictive covenants). Each of the Contracts is in full force and effect in all material respects. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in material default under, any Contract to which it is a party and, to the Company’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Company’s Knowledge, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has delivered or otherwise made available to the Parent or its representatives true and complete copies of all written Contracts, and, to the Company’s Knowledge, true and correct written summaries of all oral Contracts.
          (c) A “Contract” means any of the following agreements, whether oral or written, to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound:
     (i) (x) the 25 largest (by revenue generated for the Company and its Subsidiaries in 2006) contracts or agreements for the sale, license (as licensor) or lease (as lessor) by the Company or any of its Subsidiaries of services, products, Intellectual Property rights or other assets to any third party and (y) the 25 largest (by expense incurred or accrued by the Company and its Subsidiaries in 2006) contracts or agreements for the purchase, license (as licensee) or lease (as lessee) by the Company or any of its Subsidiaries of services, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to the Company or any of its Subsidiaries;
     (ii) an executory agreement with any current individual officer, director, key employee or consultant or similar key representative of any of the Company or its Subsidiaries (and any executory agreements with individuals formerly employed or engaged by the Company or its Subsidiaries in such capacities if entered into after January 1, 2006) with respect to (A) employment, severance, compensation or consulting obligations or (B) if such agreement was not entered into in the ordinary course of business, non-competition or non-solicitation restrictions;
     (iii) a non-competition agreement purporting to restrict the business activities of the Company or its Subsidiaries or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted;
     (iv) a contract granting a Lien upon the assets of the Company or any of its Subsidiaries which have a fair market value in an amount not less than $25,000;
     (v) an agreement with an incumbent local exchange carrier, a competitive local exchange carrier, a rural local exchange carrier, an interexchange carrier, a VoIP provider, an international carrier, a private line provider, a wireless carrier, an information service provider or an Internet service provider;
     (vi) joint venture, strategic alliance, limited liability company, partnership agreement or agreement for the sharing of fees, sharing of profits, gross margins, revenues or similar arrangement (other than such arrangements between the Company and one of its Subsidiaries or between Subsidiaries of the Company);
     (vii) an agreement, or group of agreements with the same party, requiring payments by any of the Company or its Subsidiaries in excess of $50,000 that cannot be terminated upon 30 days’ notice, without penalty;
     (viii) an agreement limiting or restricting the ability of the Company or its Subsidiaries to make distributions in respect of its capital stock;
     (ix) an agreement to make a capital expenditure (as defined under GAAP and which in no event shall include investments purchased in the ordinary course of its business) in excess of $50,000;
     (x) a software license agreement (exclusive of licenses associated with “off-the-shelf” or embedded software) with respect to software which is material to the Company’s business;
     (xi) a maintenance agreement associated with a capital asset requiring yearly payments in an amount in excess of $50,000;
     (xii) an agreement which allows for the purchase of network equipment; or
     (xiii) a sales agent agreement which required commission or other payments by the Company or any of its Subsidiaries in excess of $50,000 during the fiscal year ended December 31, 2006.
          Section 5.20. Employee Plans.
          (a) Schedule 5.20(a) sets forth: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit programs, policies or arrangements, including, without limitation, any such programs, policies or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees of the Company and its Subsidiaries (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate has any liability, contingent or otherwise (the “Pension Plans”).
          (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report; and (vi) material written communications to or from any Governmental Entity.
          (c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full.
          (d) Each Pension Plan has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from Tax under Section 501(a) of the Code or is a prototype plan that is covered by the prototype sponsor’s favorable determination letter or has an application currently pending before the Internal Revenue Service seeking such a determination, and, to the Company’s Knowledge, nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.
          (e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.
          (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.
          (g) Except as set forth on Schedule 5.20(g), there are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity.
          (h) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code that would result in material liability. Except as set forth on Schedule 5.20(h), no stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan.
          (i) Except as set forth on Schedule 5.20(i) hereto, none of the Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under COBRA or any similar state or local law. The Company and the ERISA Affiliates have at all times materially complied with the notice and health care continuation requirements of COBRA and HIPAA.
          (j) Except as set forth on Schedule 5.20(j) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of subsequent events; (i) result in any payment becoming due to any employee (current, former or retired) of the Company or its Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan; or (iv) constitute a “change in control” or similar event under any Employee Benefit Plan.
          (k) Except in connection with the transactions contemplated by Section 8.9(e) hereof, all Company Options were issued in compliance with (and are currently compliant with) Section 409A of the Code in all respects and will not give rise to any obligation to make to the holders thereof any “make whole” or similar payments in the event that any Company Option is found not to be in compliance with Section 409A of the Code and the holder is subject to a penalty tax as a result.
          (l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as of the Closing Date, result in any payments that will not be deductible under Section 280G of the Code.
          Section 5.21. Insurance. Schedule 5.21 lists the material surety bonds, fidelity bonds as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. The Company has delivered a true, complete and accurate copy of all such policies and bonds to Parent. Except as set forth on Schedule 5.21, all such policies and bonds are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.
          Section 5.22. Transactions with Directors, Officers, Managers, and Affiliates.

          (a) Except as set forth on Schedule 5.22(a), none of the Company or its Subsidiaries is, or has been during the past year, a party to any agreement or arrangement with any of the directors, officers, managers, members, partners or stockholders of the Company or its Subsidiaries or any Affiliate (other than the Company or any of its Subsidiaries) or family member of any of the foregoing under which it: (i) leases or leased any real or personal property (either to or from such Person); (ii) licenses or licensed technology (either to or from such Person); (iii) is or was obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases or purchased products or services from such Person (other than services received under an employment agreement with such Person); (v) pays or receives, or paid or received, commissions, rebates or other payments (other than payments made under an employment agreement with such Person); (vi) lends or borrows, or loaned or borrowed, money; or (vii) provides or receives, or provided or received, any other material benefit (other than benefits provided or received under an employment agreement with such Person).
          (b) Except as set forth on Schedule 5.22(b), no Affiliate of the Company and its Subsidiaries (other than the Company and its Subsidiaries) owns or has any rights in or to any of the assets, properties or rights used by the Company and its Subsidiaries in the ordinary course of their businesses.
          Section 5.23. Suppliers and Customers.
          (a) Schedule 5.23 (a) sets forth a list of the top twenty-five (25) suppliers, by dollar amount paid by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2006, from whom the Company or any of its Subsidiaries has purchased goods and/or services. No such supplier has expressed in writing or verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.
          (b) Schedule 5.23(b) sets forth a list of the top twenty-five (25) customers, by revenue derived by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2006, to whom the Company or any of its Subsidiaries has sold goods and/or services. Except as set forth on Schedule 5.23(b), no such customer has expressed in writing or verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.
          Section 5.24. Labor Matters.
          (a) Except as set forth on Schedule 5.24(a): (i) neither the Company nor any of its Subsidiaries is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of the Company or its Subsidiaries that are not terminable at will or that provide for the payment of any bonus or commission; (ii) neither the Company nor any of its Subsidiaries is a party to any agreement (other than this Agreement), policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of such company (other than as required by law); (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees; and (iv) neither the Company nor any of its Subsidiaries is a party to any consulting agreements with any Person providing services to the Company or any of its Subsidiaries involving annual payments in excess of $50,000.
          (b) Except as set forth on Schedule 5.24(b): (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and terms and conditions of employment; (ii) there are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither the Company nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.
          (c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” law (“WARN”) with respect to the current or former employees of the Company or its Subsidiaries.
          Section 5.25. Environmental Matters.
          (a) The Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws. Each of the Company and its Subsidiaries has obtained and maintained in effect all material Environmental Permits and is in compliance in all material respects with all such Environmental Permits. The contemplated transaction will not require the Company or its Subsidiaries to transfer or amend any Environmental Permits.
          (b) The Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations, Hazardous Materials or properties of the Company or its Subsidiaries. None of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries under any Environmental Law. None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.
          (c) There has been no release or, to the Company’s Knowledge, threatened release by the Company or its Subsidiaries of Hazardous Material on, at, beneath or near any of, and, to the Company’s Knowledge, there has been no release or threatened release of Hazardous

Material on, at, beneath or near any of, the Company Property or other properties currently or previously owned, operated or used by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any disclosure, investigation, cleanup, remediation, monitoring, maintenance, abatement or deed or use restriction, or which would be expected to give rise to any other liability or damages to the Company or its Subsidiaries under any Environmental Laws.
          (d) None of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material at, or transported or arranged for transport of any Hazardous Material to, any site for which the Company or its Subsidiaries is or would reasonably be expected to be liable for any damages or costs of remediation.
          (e) To the Company’s Knowledge, except as set forth on Schedule 5.25, none of the Company Properties or any property operated by the Company or its Subsidiaries contains any asbestos or underground storage tanks or constitutes any wetlands subject to regulation under Environmental Laws.
          (f) The Company has provided to Parent complete and accurate copies of all environmental studies, investigations, reports, audits or assessments in the Company’s possession, custody or control concerning the Company, its Subsidiaries, the Company Property and any real property currently or previously owned or operated by the Company or its Subsidiaries.
          Section 5.26. Accounts Receivable. The accounts receivable of the Company and its Subsidiaries (except to the extent so reserved against) are valid, genuine and arise out of bona fide sales and deliveries of goods, performance of services or other business transactions. Except as set forth on Schedule 5.26, since September 30, 2006, no individual account receivable, or group of accounts receivable owed by a single Person or group of related Persons, in excess of $25,000 has been written off, compromised or settled for less than the full amount thereof and no event has occurred which would bring into question the adequacy of the reserves for accounts receivable as reflected on the most recent Company financial statements provided to Parent. Attached as Schedule 5.26 is the aggregate accounts receivable aging schedule of the Company dated as of a date within five (5) days prior to the date hereof. The Company shall, no later than three (3) days prior to the Closing Date, provide Parent with an updated accounts receivable aging schedule dated within five (5) days prior to the Closing Date.
          Section 5.27. No Brokers. Except for DH Capital, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.
          Section 5.28. State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s

Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Capital Stock, the Merger or the other transactions contemplated by this Agreement.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF EACH SIGNIFICANT
STOCKHOLDER
          Each Significant Stockholder hereby severally but not jointly represents and warrants to Parent as follows:
          Section 6.1. Authority. Such Significant Shareholder (other than Significant Stockholders who are natural persons) has all requisite corporate, limited liability company, or other equivalent, power and authority (as the case may be) to execute and deliver this Agreement (together with any other agreements to which it is a party that are necessary in order to effectuate the purposes of this Agreement, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Significant Stockholder (other than Significant Stockholders who are natural persons) and no other corporate or other equivalent proceedings on the part of such Significant Stockholder is necessary to authorize such Transaction Documents or to consummate the transactions contemplated hereby and thereby. Such Transaction Documents have been duly and validly executed and delivered by such Significant Stockholder and, assuming such Transaction Documents have been duly authorized, executed and delivered by each other party thereto, such Transaction Documents constitute valid and binding agreements of such Significant Stockholder, enforceable against such Significant Stockholder in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether a proceeding to enforce such an agreement is considered in a proceeding at law or in equity).
          Section 6.2. No Conflict or Violation. The execution, delivery and performance by such Significant Stockholder of the Transaction Documents to which it is a party does not, (i) with respect to any Significant Stockholder which is a legal entity, violate any provision of any Organizational Document or any similar organizational document of such Significant Stockholder, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority applicable to such Significant Stockholder, (iii) except as set forth on Schedule 6.2, violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Significant Stockholder is a party or is bound or to which any of their respective properties or assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of such Significant Stockholder, except in the cases of clauses (ii), (iii) or (iv) for such violations, breaches or defaults by a Significant Stockholder that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Significant Stockholder to consummate the transactions contemplated hereby.

          Section 6.3. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from such Significant Stockholder or, as a result of actions by such Significant Stockholder, any of the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.
          Section 6.4. Title to Shares. Such Significant Stockholder has, and will have at the Closing, good, marketable and valid title to the number of shares of the Company Capital Stock set forth on Schedule 6.4 hereto, free and clear of any Liens, except for any restrictions on transfer imposed under the United States securities laws and Liens described on Schedule 6.4.
          Section 6.5. Consents and Approvals. To the Knowledge of such Significant Stockholder, Schedule 6.5 sets forth for such Significant Stockholder a true and complete list of all Consents of any Governmental Entity, or of any other Person, required in connection with the execution, delivery and performance by such Significant Stockholder of the Transaction Documents to which it is a party.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          Section 7.1. Corporate Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.
          Section 7.2. Qualification to Do Business. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.
          Section 7.3. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Documents or the organizational documents of Merger Sub, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract, or result in the creation or imposition of any Lien upon any of the assets, properties or rights of either Parent or Merger Sub or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts or obligations thereunder, or Licenses and permits, except, with respect to clauses (ii) and (iii) above, for any such violations that would not have a Parent Material Adverse Effect.

          Section 7.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of Notification and Report Form under the HSR Act, and (ii) the consents, waivers, authorizations, approvals, declarations, notices, filings and/or registrations set forth on Schedule 7.4.
          Section 7.5. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of Parent’s and Merger Sub’s obligations hereunder have been duly authorized by all necessary corporate action of Parent and Merger Sub (including (i) approval of the Merger and the transactions contemplated by this Agreement by the board of directors of each of Parent and Merger Sub in accordance with the DGCL and Parent’s and Merger Sub’s Organizational Documents and (ii) approval of the Merger and adoption of this Agreement by the stockholders of Parent (and by Parent in its capacity as Merger Sub’s sole stockholder) in accordance with the DGCL and Parent’s and Merger Sub’s Organizational Documents), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and Merger Sub, and, assuming due execution and delivery by the Company, the Stockholders’ Agent and the Significant Stockholders, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
          Section 7.6. Capitalization and Related Matters.
          (a) As of the date hereof, Parent’s capital stock consists of: (a) 90,000,000 authorized shares of common stock, divided into two classes: Class A Common Stock, par value $.01 per share (the “Parent Class A Common Stock”), of which 8,871,427.2332527300 shares are outstanding and 6,383 shares are issuable upon exercise of warrants to purchase Class A Common Stock; and Class B Common Stock, par value $.01 per share (the “Parent Class B Common Stock”), of which no shares are outstanding (collectively, the “Parent Common Stock”); and (b) 10,000,000 authorized shares of preferred stock, divided into five classes: Series A Preferred Stock, par value $0.01 per share (the “Parent Series A Preferred Stock”), of which 89,521.1120643849 shares are outstanding; Series A-1 Preferred Stock, par value $0.01 per share (the “Parent Series A-1 Preferred Stock”), of which 100,702.00 shares are outstanding; Series B Preferred Stock, par value $0.01 per share (the “Parent Series B Preferred Stock”), of which 92,832.1462502924 shares are outstanding and 252 shares are issuable upon exercise of options to purchase Series B Preferred Stock; Series B-1 Preferred Stock, par value $0.01 per share (the “Parent Series B-1 Preferred Stock”), of which 42,231 shares are outstanding; Series C Preferred Stock, par value $0.01 per share (the “Parent Series C Preferred Stock”), of which 52,332 shares are authorized, none of which are outstanding (the Parent Series A Preferred Stock, Parent Series A-1 Preferred Stock, Parent Series B Preferred Stock, Parent Series B-1 Preferred Stock and Parent Series C Preferred Stock, collectively, the “Parent Preferred Stock”). An aggregate of 37,380 shares of Parent Series C Preferred Stock and 934,500 shares of Parent Class B Common

Stock have been allocated for grants, in the form of restricted stock and options to purchase shares of Series C Preferred Stock and Parent Class B Common Stock, respectively, to certain employees of Parent pursuant to the Management Incentive Plan. The issuance of such shares of Parent Series C Preferred Stock and Parent Class B Common Stock in respect of certain grants pursuant to the Management Incentive Plan are subject to certain conditions, including, without limitation, the repurchase by Parent, exchange and/or cancellation of up to 2,267.5 shares of Parent Series A Preferred Stock, up to 1,561.6655605828 shares of Series B Preferred Stock and up to 95,729.1442127873 shares of Parent Class A Common Stock, in the aggregate, which shall be repurchased by Parent, exchanged and/or cancelled in connection with, and as a condition to, certain grants. Except as set forth on Schedule 7.6(a) hereto, as of December 31, 2006, (i) neither Parent nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exercisable or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent other than those issued under employee benefit plans of Parent, and (ii) neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of Parent. All of the outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and non-assessable. As of the Closing, the Aggregate Share Consideration will be duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, the Aggregate Share Consideration will be validly issued, fully paid and non-assessable securities of Parent.
          (b) All of the outstanding capital stock of Merger Sub is owned of record and beneficially by Parent, directly or indirectly.
          Section 7.7. Financial Statements.
          (a) The Parent has heretofore furnished to the Company copies of (a) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2004 and 2005, together with the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP (the “Parent Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the Reference Date, together with the related unaudited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended (together with the Parent Audited Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements, including the notes thereto with respect to the Parent Audited Financial Statements, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Parent and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect) and (iii) are in accordance with the books and records of Parent.

          (b) To the Knowledge of Parent, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) assets are reflected at values considered to be financially realizable by Parent and (v) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of Parent are in all material respects true and complete, are maintained in accordance with good business practice and applicable law, and accurately present and reflect in all material respects all of the transactions that are or should be therein described.
          Section 7.8. Absence of Certain Changes or Events.
          (a) Except as set forth on Schedule 7.8, since December 31, 2005, there has not been:
     (i) any Parent Material Adverse Effect;
     (ii) any material loss, damage, destruction or other casualty to the assets or properties of either of the Parent or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);
     (iii) any change in any material method of accounting or accounting practice of either of the Company or any of its Subsidiaries (except as required in connection with Parent’s acquisition of ATX Communications, Inc.); or
     (iv) except in connection with the integration of the business and employees of ATX Communications, Inc., any loss of the employment, services or benefits of the chief executive officer of the Parent or members of the Parent’s senior management who report directly to such chief executive officer.
          (b) Since December 31, 2005, each of the Parent and its Subsidiaries has, other than with regard to the transactions contemplated hereby, operated in the ordinary course of its business and, except as set forth on Schedule 7.8, has not:
     (i) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;
     (ii) except with respect to securities set forth in Section 7.6, issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

     (iii) changed its policy or practice in any material respect with respect to the timing of the collection or payment of its accounts receivable or accounts payable or otherwise changed its policy or practice in any material respect, with respect to accounting matters, cash disbursements, accruals and/or reserve estimates;
     (iv) except with respect to actions taken in connection with the reorganization of ATX Communications, Inc. under Chapter 11 of the United States Bankruptcy Code, sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights, except in the ordinary course of its business;
     (v) repaid any Indebtedness owed to any Affiliate or reimbursed any expenses of any Affiliate, except with regard to customary travel, meeting and incidental expenses;
     (vi) defaulted on any material obligation; or
     (vii) entered into any agreement or made any commitment to do any of the foregoing.
          (c) Since September 30, 2006, each of the Parent and its Subsidiaries has, other than with regard to the transactions contemplated hereby, operated in the ordinary course of its business and, except as set forth on Schedule 7.8, has not made or threatened to make any claim for indemnification in connection with Parent’s acquisition of ATX Communications, Inc. (and no such claim is currently contemplated).
          Section 7.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 7.9, neither Parent nor any of its Subsidiaries has any Indebtedness or liability, absolute or contingent, known or unknown, which is not shown on Parent’s consolidated balance sheet dated as of the Reference Date, other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2005. Neither the Parent nor any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.
          Section 7.10. Licenses and Permits.
          (a) Schedule 7.10 sets forth a true and complete list of all material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Parent or its Subsidiaries by any Governmental Entity (the “Licenses and Permits”), and all pending applications therefor. The Parent and its Subsidiaries own or possess all right, title and interest in and to each of their respective Licenses and Permits and have taken all necessary action to maintain such Licenses and Permits. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Parent and its Subsidiaries, and none of the operations of the Parent or its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted, except for such violations that would not reasonably be expected to have a Parent Material Adverse Effect. Additionally, neither the Parent nor any of its Subsidiaries have received notice that it is in violation of any of the terms or conditions of such License and Permit.
          (b) The operations of the Parent and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended, applicable state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Parent nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any License or Permit, except where such non-compliance, action or failure to act would result in an aggregate economic impact to the Parent of $1,000,000 or less.
          (c) Other than those listed on Schedule 7.10, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Licenses or Permits of Parent or its Subsidiaries is pending or, to the Knowledge of Parent, threatened before any Governmental Entity. No written notices have been received by and, to the Knowledge of Parent, no claims have been filed against Parent or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.
          (d) Except as set forth on Schedule 7.10, none of the Licenses or Permits owned by the Parent and its Subsidiaries are subject to any restriction or condition, including any Lien (other than Permitted Liens), that would reasonably be expected to materially detract from its value or materially impair its validity or use.
          Section 7.11. Compliance with Law. Except as would result in an aggregate economic impact to the Parent of less than $1,000,000 in the aggregate, or as set forth on Schedule 7.11, the operations of the business of Parent and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as would result in an economic impact to the Company of less than $1,000,000 in the aggregate, or as set forth on Schedule 7.11, since January 1, 2004, none of Parent or any of its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of Parent or any of its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental Entity or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.
          Section 7.12. Litigation. Except as set forth on Schedule 7.12, there are no Actions pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers, directors, members, managers, employees, agents or Affiliates involving, affecting or relating to Parent or its Subsidiaries, the assets, properties or rights of any of Parent and its Subsidiaries or the transactions contemplated by this Agreement. Except for such items generally applicable to businesses in the local and/or long distance telecommunications industries or set forth on Schedule 7.12, there is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of Parent, threatened, against either Parent or its Subsidiaries, except where such judgment, decree, injunction, rule or order of any Governmental Entity would have a disproportionate effect on the Parent or its Subsidiaries, taken individually or as a whole.
          Section 7.13. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent in connection with this Agreement or the transactions contemplated hereby.
          Section 7.14. Financial Ability to Perform the Agreement. True, correct and complete copies of the commitment letter with respect to the Financing, dated February 23, 2007, from Jefferies Funding LLC (the “Commitment Letter”), providing for $90 million in financing as described therein is attached hereto as Exhibit F, which Commitment Letter is in full force and effect as of the date of this Agreement. Assuming satisfaction of all applicable conditions set forth in the Commitment Letter and full funding thereunder of all amounts available under the terms of the Commitment Letter, on the Closing Date, Parent shall have sufficient funds necessary to pay the Closing Cash Consideration due to the holders of Company Capital Stock. The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter by Parent.
          Section 7.15. Subsidiaries and Equity Investments. Except as set forth on Schedule 7.15, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents.
          Section 7.16. Tax Matters.
          (a) (i) Parent, each of its Subsidiaries and each of their predecessors, if any, has filed (or joined in the filing of) all Tax Returns required by applicable law to be filed with respect to Parent and each of its Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes owed by Parent and each of its Subsidiaries (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) any liability of Parent or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of Parent in accordance with GAAP; and (v) the charges, accruals and reserves on the books and records of Parent and its Subsidiaries in respect of Taxes for all fiscal periods are adequate in all material respects;

          (b) there is no action, suit, proceeding, investigation, audit or claim now pending or threatened against, or with respect to, Parent or any of its Subsidiaries in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority;
          (c) since January 1, 2000, no written claim has been made by any Tax authority in a jurisdiction where Parent or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to Parent’s Knowledge, is any such assertion threatened;
          (d) (i) there is no outstanding request for any extension of time for Parent or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent or any of its Subsidiaries, and no power of attorney granted by or with respect to Parent and its Subsidiaries for Taxes is currently in force; and (iii) the statute of limitation for tax years of Parent and its Subsidiaries has closed for all years ending prior to January 1, 2000; and (iv) neither Parent nor any of its Subsidiaries is a party to or bound by any agreement providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; and
          (e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
          Section 7.17.Assets of Parent and its Subsidiaries.
          (a) The assets, properties and rights of each of Parent and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation of their respective businesses as currently conducted. Except as set forth on Schedule 7.17(a), there are no material assets, properties, rights or interests of any kind or nature that either Parent or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of Parent or its Subsidiaries immediately following the Closing, and Parent has not received any notification, whether written or oral, relating to any future inability of Parent or its Subsidiaries to use, hold or operate any such assets, properties, rights or interests.
          (b) Except as set forth on Schedule 7.17, each of Parent and its Subsidiaries has good and marketable fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases in, all of its assets, properties and rights.
          Section 7.18. Intellectual Property.
          (a) To the Knowledge of Parent, each of Parent and Merger Sub owns or has valid licenses to use all Intellectual Property that is registered or subject to pending applications and material unregistered Intellectual Property used by Parent or Merger Sub in their respective businesses as now conducted (collectively, “Parent Intellectual Property”), except where the failure to have such ownership or license, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) To the Knowledge of Parent, the conduct of the business of Parent and Merger Sub does not infringe upon the Intellectual Property of any third party, and there are no infringements of the Parent Intellectual Property by any third party, except, in either case, for such infringements which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) There are no claims pending, asserted or, to the Knowledge of Parent, threatened: (i) alleging that the business of Parent and Merger Sub as currently conducted infringes upon or constitutes an unauthorized use or violation of the Intellectual Property of any third party, (ii) alleging that the Parent Intellectual Property is being infringed by any third party, or (iii) challenging the ownership, validity or enforceability of the Parent Intellectual Property or the rights of Parent and Merger Sub to use the Parent Intellectual Property, except, in the case of each of (i), (ii) and (iii), for such claims which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 7.19. Contracts.
          (a) Each Parent Contract is valid, binding and enforceable against each of Parent or its Subsidiaries which is a party thereto, and to the Knowledge of Parent, each of the other parties thereto, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity, and including any state law limitations on enforceability of non-solicitation, non-compete and other restrictive covenants). Each of the Parent Contracts is in full force and effect in all material respects. Each of Parent and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in material default under, any Parent Contract to which it is a party and, to Parent’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To Parent’s Knowledge, no other party to any Parent Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.
          (b) A “Parent Contract” means any of the following agreements, whether oral or written, to which Parent or any of its Subsidiaries is a party or by which they or any of their assets are bound:
     (i) (x) the 25 largest (by revenue generated for Parent and its Subsidiaries in 2006) contracts or agreements for the sale, license (as licensor) or lease (as lessor) by Parent or any of its Subsidiaries of services, products, Intellectual Property rights or other assets to any third party and (y) the 25 largest (by expense incurred or accrued by Parent and its Subsidiaries in 2006) contracts or agreements for the purchase, license (as licensee) or lease (as lessee) by Parent or any of its Subsidiaries of services, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to Parent or any of its Subsidiaries;

     (ii) an executory agreement with any current individual officer, director, key employee or consultant or similar key representative of any of Parent or its Subsidiaries (and any executory agreements with individuals formerly employed or engaged by Parent or its Subsidiaries in such capacities if entered into after January 1, 2006) with respect to (A) employment, severance, compensation or consulting obligations or (B) if such agreement was not entered into in the ordinary course of business, non-competition or non-solicitation restrictions;
     (iii) a non-competition agreement purporting to restrict the business activities of Parent or its Subsidiaries or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the business of Parent or its Subsidiaries may be conducted;
     (iv) a contract granting a Lien upon the assets of Parent or any of its Subsidiaries which have a fair market value in an amount not less than $100,000;
     (v) an agreement involving annual payments greater than $250,000 with an incumbent local exchange carrier, a competitive local exchange carrier, a rural local exchange carrier, an interexchange carrier, a VoIP provider, an international carrier, a private line provider, a wireless carrier, an information service provider or an Internet service provider;
     (vi) joint venture, strategic alliance, limited liability company, partnership agreement or agreement for the sharing of fees, sharing of profits, gross margins, revenues or similar arrangement (other than such arrangements between Parent and one of its Subsidiaries or between Subsidiaries of Parent);
     (vii) an agreement, or group of agreements with the same party, requiring payments by any of Parent or its Subsidiaries in excess of $50,000 that cannot be terminated upon 30 days’ notice, without penalty;
     (viii) an agreement limiting or restricting the ability of Parent or its Subsidiaries to make distributions in respect of its capital stock;
     (ix) an agreement to make a capital expenditure (as defined under GAAP and which in no event shall include investments purchased in the ordinary course of its business) in excess of $50,000;
     (x) a Software license agreement (exclusive of licenses associated with “off-the-shelf” or embedded Software) with respect to Software which is material to Parent’s business;
     (xi) a maintenance agreement associated with a capital asset requiring yearly payments in an amount in excess of $50,000;
     (xii) an agreement which allows for the purchase of network equipment; or

     (xiii) a sales agent agreement which required commission or other payments by Parent or any of its Subsidiaries in excess of $50,000 during the fiscal year ended December 31, 2006.
          Section 7.20. Insurance. Schedule 7.20 lists the material surety bonds, fidelity bonds as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of Parent and its Subsidiaries and their assets, properties and operations. Parent has delivered a true, complete and accurate copy of all such policies and bonds to the Company. Except as set forth on Schedule 7.20, all such policies and bonds are in full force and effect. None of Parent or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of Parent or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, Parent and its Subsidiaries have timely complied with any applicable notice provisions.
          Section 7.21. Transactions with Directors, Officers, Managers and Affiliates.
          (a) Except as set forth on Schedule 7.21, none of Parent or its Subsidiaries is a party to any agreement or arrangement with any of the directors, officers, managers, members, partners or stockholders of Parent or its Subsidiaries or any Affiliate (other than Parent or any of its Subsidiaries) or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person (other than services received under an employment agreement with such Person); (v) pays or receives commissions, rebates or other payments (other than payments made under an employment agreement with such Person); (vi) lends or borrows money; or (vii) provides or receives any other material benefit (other than benefits provided or received under an employment agreement with such Person).
          (b) Except as set forth on Schedule 7.21(b), no Affiliate of Parent and its Subsidiaries (other than Parent and its Subsidiaries) owns or has any rights in or to any of the assets, properties or rights used by Parent and its Subsidiaries in the ordinary course of their businesses.
          Section 7.22. Suppliers and Customers.
          (a) Schedule 7.22(a) sets forth a list of the top twenty-five (25) suppliers, by dollar amount paid by Parent and its Subsidiaries (taken together), for the fiscal year of Parent ended December 31, 2006, from whom Parent or any of its Subsidiaries has purchased goods and/or services. No such supplier has expressed in writing or verbally to Parent or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with Parent or any of its Subsidiaries.
          (b) Schedule 7.22(b) sets forth a list of the top twenty-five (25) customers, by revenue derived by Parent and its Subsidiaries (taken together), for the fiscal year of Parent ended December 31, 2006, to whom Parent or any of its Subsidiaries has sold goods and/or services. No such customer has expressed in writing or verbally to Parent or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with Parent or any of its Subsidiaries.
          Section 7.23. Labor Matters.
          (a) Except as set forth on Schedule 7.23(a): (i) neither Parent nor any of its Subsidiaries is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of Parent or its Subsidiaries that are not terminable at will or that provide for the payment of any bonus or commission; (ii) neither Parent nor any of its Subsidiaries is a party to any agreement (other than this Agreement), policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of such company (other than as required by law); (iii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does Parent have Knowledge of any activities or proceedings of any labor union to organize any such employees; and (iv) neither Parent nor any of its Subsidiaries is a party to any consulting agreements with any Person providing services to Parent or any of its Subsidiaries involving annual payments in excess of $200,000.
          (b) Except as set forth on Schedule 7.23(b): (i) each of Parent and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and terms and conditions of employment; (ii) there are no charges with respect to or relating to either of Parent or its Subsidiaries pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither Parent nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of Parent or its Subsidiaries and, to the Parent’s Knowledge, no such investigation is in progress.
          (c) There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the current or former employees of Parent or its Subsidiaries.
          Section 7.24. Environmental Matters.
          (a) Parent and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws. Each of Parent and its Subsidiaries has obtained and maintained in effect all material Environmental Permits and is in compliance in all material respects with all such Environmental Permits. The contemplated transaction will not require Parent or its Subsidiaries to transfer or amend any Environmental Permits.
          (b) Parent and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations, Hazardous Materials or properties of Parent or its Subsidiaries. None of Parent or its

Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries under any Environmental Law. None of Parent or its Subsidiaries has entered into any agreement pursuant to which Parent or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.
          (c) There has been no release or, to Parent’s Knowledge, threatened release by Parent or its Subsidiaries of Hazardous Material on, at, beneath or near any of, and, to Parent’s Knowledge, there has been no release or threatened release of Hazardous Material on, at, beneath or near any of, the properties currently or previously owned, operated or used by Parent or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any disclosure, investigation, cleanup, remediation, monitoring, maintenance, abatement or deed or use restriction, or which would be expected to give rise to any other liability or damages to Parent or its Subsidiaries under any Environmental Laws.
          (d) None of Parent or its Subsidiaries has arranged for the disposal of any Hazardous Material at, or transported or arranged for transport of any Hazardous Material to, any site for which Parent or its Subsidiaries is or would reasonably be expected to be liable for any damages or costs of remediation.
          (e) To the Parent’s Knowledge, except as set forth on Schedule 7.24, none of the properties owned or operated by Parent or its Subsidiaries contains any asbestos or underground storage tanks or constitutes any wetlands subject to regulation under Environmental Laws.
          (f) Parent has provided to the Company complete and accurate copies of all environmental studies, investigations, reports, audits or assessments in Parent’s possession, custody or control concerning Parent, its Subsidiaries and any real property currently or previously owned or operated by Parent or its Subsidiaries.
ARTICLE VIII.
COVENANTS OF THE COMPANY
          The Company hereby covenants as follows:
          Section 8.1. Conduct of Business Before the Closing Date.
          (a) Without the prior written consent of the Parent (not to be unreasonably withheld, it being understood that Parent may withhold consent if Parent reasonably believes that any proposed action by the Company would reasonably be expected to result in an economic cost or liability to Parent from and after Closing) between the date hereof and the Closing Date, except as set forth on Schedule 8.1(a) or as otherwise contemplated by the Transaction Documents, the Company shall not and shall not permit its Subsidiaries to, except as otherwise required or expressly permitted pursuant to the terms hereof:

     (i) make any material change in the conduct of its businesses or enter into any material transaction other than in the ordinary course of its business;
     (ii) except as contemplated by Section 8.14(a) hereof, make any change in any Company Organizational Document;
     (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares or units of any class of capital stock, membership interests or partnership interests, or securities convertible into or exchangeable for shares or units of capital stock, membership interests or partnership interests, or any rights, warrants or options to acquire any such shares or units of capital stock, membership interests or partnership interests, or other convertible securities of the Company or its Subsidiaries (other than any such actions taken in accordance with any employee stock option plan of the Company and its Subsidiaries to the extent such plan is listed on Schedule 5.20(a));
     (iv) redeem, retire, repurchase or otherwise acquire, directly or indirectly, or split, combine or reclassify any shares of the capital stock of the Company or its Subsidiaries, or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock, membership interests or partnership interests of the Company or its Subsidiaries (other than any such actions taken in accordance with any employee stock option plan of the Company and its Subsidiaries to the extent such plan is listed on Schedule 5.20(a));
     (v) enter into an agreement or adopt a plan with respect to any merger, consolidation, liquidation or business combination involving the Company or its Subsidiaries, or any acquisition or disposition of all or substantially all of the assets, properties or rights or any securities of the Company or its Subsidiaries;
     (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
     (vii) except pursuant to existing credit facilities listed on Schedule 8.1(a)(vii), incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;
     (viii) except for travel and other business expense-related advances to employees made in the ordinary course of business and intercompany loans, make any loans, advances or capital contributions to any Person;
     (ix) enter into or amend any material Lease or any material agreement, Contract or commitment outside of the ordinary course of business;
     (x) make any sale, assignment, lease, transfer, abandonment, sublease or other conveyance of its assets, properties or rights, other than in the ordinary course of its business;

     (xi) subject any of its assets, the Company Property or rights or any part thereof to any Lien other than Permitted Liens;
     (xii) acquire, lease, sublease, license or dispose of any material assets or properties (including any real property);
     (xiii) (A) except as may be required by applicable law, or, in respect of any severance agreement, as may be required by any agreement on Schedule 5.20(a), enter into any new (or amend any existing) employee benefit plan, or any new (or amend any existing) employment, severance or consulting agreement (except that the Company may enter into severance agreements with Persons employed by the Company as of the date hereof if, except as may be required by applicable law, such agreements do not create any obligations, current or contingent, which would remain outstanding as of the Closing Date); (B) except as may be required by any agreement on Schedule 5.20(a), pay or agree to pay any pension, retirement allowance or other employee benefit not required by any Pension Plan or Employee Benefit Plan; (C) increase in any manner the rate or terms of compensation of any director, officer or employee, except, in each case, as required by law, required pursuant to pre existing contractual provisions or, in the case of an employee, in an amount that does not exceed five percent (5%) of such employee’s rate of compensation but only to the extent that the increases in the rate of compensation of all employees does not exceed $50,000 in the aggregate; (D) grant any incentive compensation (other than the retention bonuses contemplated by Section 8.8 hereof) except in the ordinary course of its business but, in any event, not in excess of $10,000 in any one case or $50,000 in the aggregate, (E) grant any equity or equity-based award; (F) hire any employee with aggregate annual compensation in excess of $80,000; or (G) (I) terminate any employee with aggregate annual compensation in excess of $80,000 or (II) reorganize or eliminate, for cost saving initiatives, a department or function within the Company, other than, with respect to both clauses (I) and (II), for cause (as reasonably determined in good faith by the Company and consistent with the Company’s past practices with respect to “for cause” terminations);
     (xiv) pay, lend or advance any amount to, sell, transfer or lease any properties or assets to or incur any obligations or liabilities to any of its directors, officers, employees or other Affiliates (which are not Subsidiaries of the Company), other than the payment, in the ordinary course of business, of salary, bonus and fringe benefits to the directors, officers and employees of the Company or its Subsidiaries required pursuant to any documentation provided in writing by the Company to Parent prior to the date of this Agreement;
     (xv) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained as of the date hereof;
     (xvi) take any other action that would reasonably be expected to cause any of the representations and warranties made by the Company not to remain true and correct in any material respect;

     (xvii) (A) modify its policy or practice regarding the timing of the collection or payment of its accounts receivable or accounts payable or the dispute thereof or otherwise change its policy or practice with respect to accounting matters, accruals and/or reserve estimates; (B) change its practice with respect to cash disbursements (except as required by GAAP) which would be reflected as adjustments to cash flow from operations in a GAAP-compliant financial statement; (C) make or commit to make any material capital expenditure that is inconsistent with the Company’s 2007 operating plan or fail to make any material capital expenditure consistent with the Company’s 2007 operating plan (other than the expenditures listed on Schedule 8.1(a)); or (D) write off as uncollectible any accounts receivable except in the ordinary course of business, consistent with past practice;
     (xviii) make or change any Tax election, change an annual accounting period, adopt or change any accounting method except as required by GAAP, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries or surrender any right to claim a refund of Taxes;
     (xix) settle, release or forgive any claim or litigation in excess of $100,000 or waive any right thereto, except in the ordinary course of business;
     (xx) make, enter into, modify, amend, terminate or waive any right or remedy, in any manner that would be reasonably expected to have a Company Material Adverse Effect, under any Contract, bid or expenditure;
     (xxi) make or commit to make any capital expenditures which are not in the ordinary course of business; or
     (xxii) commit to do any of the foregoing.
          (b) From and after the date hereof and until the Closing Date, except as otherwise required or expressly permitted pursuant to the terms hereof, the Company shall and shall cause its Subsidiaries to:
     (i) continue to maintain its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;
     (ii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;
     (iii) continue to conduct its business in the ordinary course;
     (iv) keep its books of account, files and records in the ordinary course and in accordance with existing practice;

     (v) deliver to the Parent no later than 30 days after the end of each calendar month (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the last day of such month, and the related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for such month and (B) the bookings and churn reports for such month;
     (vi) use commercially reasonable efforts to (A) preserve intact its operations, organization and reputation, (B) keep available the services of its present officers and key employees and (C) preserve the goodwill and business relationships of its customers;
     (vii) make capital expenditures in the ordinary course of its business; and
     (viii) (A) promptly give written notice to Parent with particularity upon having Knowledge of any matter that may constitute a breach of any of its or the Significant Stockholders’ representations, warranties, agreements or covenants contained in this Agreement and (B) at the Company’s option, update the schedules to this Agreement (provided that any such update of the schedules to this Agreement shall not affect Parent’s or Merger Sub’s rights under Articles XIII, XIV and XV of this Agreement, except as set forth in Section 15.2(b)(vii)).
          Section 8.2. Consents and Approvals. The Company shall, and shall cause its Subsidiaries to, (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, and (b) provide commercially reasonable assistance and cooperation to Parent and Merger Sub in preparing and filing all documents required to be submitted by Parent and Merger Sub to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals required to be obtained by Parent and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Parent and Merger Sub all information concerning the Company and its Subsidiaries that counsel to Parent determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). Notwithstanding anything herein to the contrary, the Company shall not be required to agree to any terms, conditions or modifications with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would reasonably be likely to result in, either individually or in the aggregate, (i) a Company Material Adverse Effect or Parent Material Adverse Effect, or (ii) the Company or any of its Subsidiaries having to cease, sell or otherwise dispose of any assets of business (including the requirement that any such assets or businesses be held separately). As promptly as practicable hereafter, the Company shall make or cause to be made all filings and submissions under laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.
          Section 8.3. Access to Properties and Records; Management Cooperation.

          (a) The Company shall, and shall cause its Subsidiaries to, afford to Parent, and to the accountants, counsel and representatives of Parent, reasonable access (during regular business hours, to the extent reasonably possible, and with as little disruption to the Company as reasonably possible), and subject to restrictions imposed by law, during the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XIV hereof) to all properties, books, contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) and all other records or work papers relating to Taxes and Tax Returns of the Company and, during such period, shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, it being understood that that Parent shall not discuss matters related to the Merger with any employee of the Company, other than Adam Lewis, unless it first obtains the prior written (by e-mail or otherwise) consent of either Jeffrey Ginsberg (the Company’s Chairman) or Raul Martynek (the Company’s CEO), which prior written consent shall permit free and on-going communication between Parent and the applicable employee such that no further consent shall be required.
          (b) The Company shall cause the members of senior management of the Company to cooperate with Parent, Subsidiaries of Parent and Parent’s directors, officers, employees, Affiliates and other agents in effecting an orderly and efficient transition of the Company’s business to Parent. In the interest of facilitating such orderly and efficient transition, the Company shall use commercially reasonable efforts to cause Jeffrey Ginsberg and Raul Martynek (the Company’s CEO) not to voluntarily end their employment with the Company for a period of three (3) months following the Closing. The parties acknowledge and agree that the obligations set forth in this Section 8.3 will not unreasonably interfere with the ongoing business of the Company, cause any representation or warranty in this Agreement to be breached, cause any closing condition set forth in Article XI or XIII to fail to be satisfied or otherwise cause the breach of this Agreement or involve any binding commitment by the Company or the Stockholders or any of their Affiliates.
          Section 8.4. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XIV hereof, the Company shall not, and shall not permit or cause any of its Subsidiaries, the officers and directors of the Company, Affiliates or any agents, Significant Stockholders, or other Persons acting on behalf of the Company or any its Subsidiaries (including, without limitation, financial and legal advisors) to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Parent or its representatives) concerning any sale of assets or stock, merger, exchange, combination, consolidation, recapitalization or similar transaction involving the Company or its Subsidiaries and a third party other than Parent (other than sales of inventory in the ordinary course of business) (each an “Alternative Transaction”) or any other transaction inconsistent with the transactions contemplated hereby. The Company shall promptly communicate to Parent any proposals concerning any Alternative Transaction which the Company or its Subsidiaries may receive or of which the Company or its Subsidiaries may become aware, it being understood that the confidentiality of all information disclosed to Parent about an Alternative Transaction shall be maintained by Parent subject to the provisions of the Nondisclosure Agreement.

          Section 8.5. Meeting of or Written Consent of Stockholders of the Company. Following the execution of this Agreement, the Company shall promptly take all action necessary in accordance with the DGCL and the Company Organizational Documents for the purpose of obtaining Stockholder approval of this Agreement and the transactions contemplated hereby, to convene a meeting of the Company’s Stockholders or to obtain the consent of the Company’s Stockholders by written action in lieu of a meeting. The Company shall use all reasonable efforts to solicit from Stockholders of the Company proxies or written consents in favor of the Merger and shall take all other action necessary or advisable to secure the Required Merger Stockholder Vote not later than 30 days following the date hereof.
          Section 8.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including, without limitation, action with respect to obtaining required consents from Governmental Entities.
          Section 8.7. Assistance with Financing.
          (a) In furtherance and not in limitation of the terms of Section 8.6, in order to assist with Parent obtaining the requisite debt and/or equity financing in order to consummate the transactions contemplated by this Agreement (the “Financing”), prior to the Closing, the, Company shall, and shall cause each of its Subsidiaries to (a) provide such reasonable cooperation as the Parent may reasonably request in connection with the Financing, (b) make available to the Parent and its representatives the officers of the Company and its Subsidiaries to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s or its Subsidiaries’ accountants to issue unqualified reports with respect to the Company Financial Statements, the audited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Date or December 31, 2006, together with the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period then ended and the notes thereto, and any additional unaudited financial statements necessary for inclusion in the Offering Materials (as defined below) (the “Required Financial Information”), (c) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of the Company and its Subsidiaries available to participate in (i) meetings with investors and rating agencies and (ii) the preparation of any information packages, offering memoranda, prospectuses and other offering materials (the “Offering Materials”) or other materials reasonably required in connection with such meetings, and (d) request that the former and present independent accountants of the Company and its Subsidiaries (i) cooperate with and assist Parent and the other parties involved in the Financing in preparing the Offering Materials, including the Required Financial Information, (ii) make work papers reasonably available to Parent and the other parties involved in the Financing and their respective representatives, (iii) if so requested by Parent’s lenders with respect to the Financing, deliver “comfort-letters” in customary form in connection with any offering or financing and (iv) deliver consents to the inclusion of financial statements required in connection with any offering or Financing; provided, however, that (A) all Offering Materials used prior to the Closing Date shall include disclaimers that none of the Company or its Subsidiaries, or their respective officers, directors or control persons (as such term is defined in the Securities Act of 1933 as amended) are responsible for any of the contents thereof and (B) Parent shall (1) provide copies to the Company of Offering Materials used prior to the Closing Date and (2) to the extent reasonably practicable, shall allow the Company an opportunity to comment thereon; and further provided that the obligations set forth in this Section 8.7 do not unreasonably interfere with the ongoing business of the Company, cause any representation or warranty in this Agreement to be breached, cause any closing condition set forth in Article XIII to fail to be satisfied or otherwise cause the breach of this Agreement or involve any binding commitment by the Company or the Stockholders or any of their Affiliates. Any activities undertaken by the Stockholders in connection with this Section 8.7 or in respect of obtaining the Financing for Parent will be at the sole expense of Parent and will not require any acts that result in an undue burden on or unreasonable disruption to the Company’s business under the circumstances.
          (b) The Company shall use best efforts (including expenditure of funds, as necessary, but not requiring the Company to commence legal action against its auditors referred to below) to deliver by April 7, 2007, but in any event the Company shall deliver no later than April 18, 2007, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006, together with the related audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended and the notes thereto, accompanied by the reports thereon of Salibello & Broder LLP. Parent shall pay thirty percent (30%) of all fees and related expenses in excess of $150,000 of Salibello & Broder LLP in connection with such audit.
          Section 8.8. Retention Bonuses and Related Programs. The Stockholders’ Agent shall cause the Stockholders to pay up to $75,000, in the aggregate, of any required payments relating to retention bonuses or related programs that existed as of December 6, 2006, or were created subsequent to December 6, 2006 and any employment taxes related thereto; provided, that the amount to be paid by the Stockholders shall be the amount, up to $75,000, that equals the amount paid by Parent with respect to such bonuses or programs pursuant to Section 9.5. In the event that the Stockholders desire to pay retention bonuses or payments under related programs in excess of the $150,000 to be paid in the aggregate by Parent and Stockholders pursuant to this Section 8.8 and Section 9.5, the Stockholders shall be entitled to do so solely at their own expense, and if the Stockholders initiate retention programs that require payments in excess of the $150,000 to be paid in the aggregate by Parent and Stockholders pursuant to this Section 8.8 and Section 9.5, the Stockholders shall bear the full cost of such excess.
          Section 8.9. Severance Obligations and Other Employee Payments.
          (a) The Stockholders’ Agent shall cause the Stockholders to pay the first $300,000 of severance obligations and related employment taxes with respect to the members of senior management of the Company, set forth on Schedule 8.9(a) hereto, who have executed a Severance Agreement containing non-competition and non-solicitation covenants in the form attached hereto as Exhibit G (the “Severance Agreement”), to the extent the Stockholders’ Agent is notified within three (3) months after the Effective Date that the employment of any of the members of senior management of the Company set forth on Schedule 8.9(a) hereto has been or will be terminated within five (5) months after the Effective Date.

          (b) The Stockholders shall pay all severance obligations, if any, and related employment taxes relating to the members of senior management of the Company, set forth on Schedule 8.9(a) hereto, who have not executed the Severance Agreement, to the extent the Stockholders’ Agent is notified within three (3) months after the Effective Date that the employment of any of the members of senior management of the Company set forth on Schedule 8.9(a) hereto has been or will be terminated within five (5) months after the Effective Date.
          (c) All payments made subject to this Section 8.9 shall be made in accordance with the Company’s regular pay periods, except as provided on Schedule 8.9(c)
          (d) The Stockholders shall pay all severance obligations, if any, with respect to the members of senior management of the Company identified on Schedule 8.9(d) who have not entered into a Severance Agreement to the extent such severance obligation is triggered by the transaction contemplated by this Agreement, including any and all employment taxes attributable thereto, to the extent the Stockholders’ Agent is notified within three (3) months after the Effective Date that the employment of any of the members of senior management of the Company set forth on Schedule 8.9(d) hereto has been or will be terminated within five (5) months after the Effective Date. Additionally, the Stockholders shall pay all severance obligations, if any, with respect to the members of senior management of the Company identified on Schedule 8.9(d) who have entered into a Severance Agreement, but only to the extent that such severance obligations and employment taxes exceed $930,000, to the extent the Stockholders’ Agent is notified within three (3) months after the Effective Date that the employment of any of the members of senior management of the Company set forth on Schedule 8.9(d) hereto has been or will be terminated within five (5) months after the Effective Date.
          (e) Prior to the Closing, each current holder of options to purchase shares of the Company Series C Preferred Stock shall have agreed in writing to terminate such options in exchange for a fixed cash payment to be made on January 2, 2008, which payments to all such holders shall not exceed a gross amount of $1,000,000 (a portion of which shall be withheld for payment of Taxes) in the aggregate.
          Section 8.10. Unrestricted Cash. The Company shall use commercially reasonable efforts to cause its Estimated Unrestricted Cash, as calculated using the Estimated Closing Balance Sheet, and Unrestricted Cash, as ultimately determined in accordance with Section 4.8, to equal or exceed $5,000,000 on the Closing Date.
          Section 8.11. Further Action. Subject to the terms and conditions provided in this Agreement, the Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments, affidavits (including those customarily delivered to a title insurance company) and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the conditions precedent set forth in Article XII, as applicable.

          Section 8.12. Drag-Along Notice. The Company shall cause a written notice (the “Drag-Along Notice”) to be delivered, promptly after the date hereof, by Stockholders owning at least a majority of the Company’s Series D Cumulative Preferred Stock to all other Stockholders party to the Company’s Fifth Amended and Restated Stockholders Agreement, dated August 25, 2005, in accordance with such agreement.
          Section 8.13. Significant Stockholder Consent. Each Significant Stockholder shall, promptly following execution of this Agreement, execute a consent to vote in favor of the Merger in the form attached hereto as Exhibit H (the “Significant Stockholder Consent”).
          Section 8.14. Miscellaneous Company Covenants.
          (a) Prior to Closing, the Company shall file with the Delaware Secretary of State an amendment to its certificate of incorporation (or a certificate of correction) that corrects the fractional share issue described on Schedule 8.1 (a)(ii) hereto.
          (b) Prior to Closing, the Company shall take the actions described on Schedule 8.1(a)(iv)(1) hereto.
ARTICLE IX.
COVENANTS OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby covenant on a joint and several basis as follows:
          Section 9.1. Conduct of Parent’s Business Before the Closing Date.
          (a) Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing Date, except as set forth on Schedule 9.1 (a) or as otherwise contemplated by the Transaction Documents, Parent shall not and shall not permit its Subsidiaries to, except as otherwise required or expressly permitted pursuant to the terms hereof:
     (i) take any action that (A) would reasonably be expected to have a Parent Material Adverse Effect, (B) would reasonably be expected to adversely affect Parent’s and or Merger Sub’s ability to obtain the Financing or otherwise consummate the Merger and the transactions contemplated by this Agreement in a timely manner or (C) would require the consent of the Stockholders holding New Preferred Stock under Delaware General Corporation Law or the Form of Charter attached hereto as Exhibit A if such shares of New Preferred Stock were then outstanding; or
     (ii) commit to do any of the foregoing.
          (b) From and after the date hereof and until the Closing Date, except as otherwise required or expressly permitted pursuant to the terms hereof, Parent shall and shall cause its Subsidiaries to:

     (i) continue to maintain its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;
     (ii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;
     (iii) except in connection with the integration of the business and employees of ATX Communications, Inc. and except with respect to actions taken in connection with the reorganization of ATX Communications, Inc. under Chapter 11 of the United States Bankruptcy Code, continue to manage the operations of Parent and its Subsidiaries in the ordinary course of business;
     (iv) deliver to the Company no later than 30 days after the end of each calendar month (A) the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the last day of such month, and the related unaudited consolidated statements of operations and cash flows of Parent and its Subsidiaries for such month and (B) the bookings and churn reports for such month;
     (v) except in connection with the integration of the business and employees of ATX Communications, Inc., use commercially reasonable efforts to (A) preserve intact its operations, organization and reputation, (B) keep available the services of its present officers and key employees and (C) preserve the goodwill and business relationships of its customers; and
     (vi) promptly give written notice to the Company with particularity upon having Knowledge of any matter that may constitute a breach of any of Parent’s or Merger Sub’s representations warranties, agreements or covenants contained in this Agreement.
          Section 9.2. Consents and Approvals. Parent shall, and shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement, and (b) provide commercially reasonable assistance and cooperation to the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals required to be obtained by the Company in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning Parent and its Subsidiaries that counsel to the Company determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). As promptly as practicable hereafter, Parent shall make or cause to be made all filings and submissions under laws applicable to it as maybe required for the consummation of the transactions contemplated by this Agreement.

          Section 9.3. Employee Benefits.
          (a) Parent will, or will cause the Surviving Corporation to (to the extent permitted under the terms of Parent’s existing employee benefit plans), recognize the prior service with the Company or its Subsidiaries (and predecessors thereof to the extent recognized by the Company or such Subsidiaries) of each of the employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent (“Continuing Employees”) in connection with all employee benefit plans of Parent or its affiliates in which employees of Parent similarly situated to the Continuing Employees are eligible to participate following the Effective Date, for purposes of eligibility, vesting and levels of benefits, except to the extent such service credit will result in benefit accrual under any defined benefit plan or the duplication of benefits. In addition, Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Effective Date, other than limitations or waiting periods that would apply if such Continuing Employee had been employed by Parent for the period of the Continuing Employee’s employment with the Company or its Subsidiaries.
          (b) Except as provided in this Section 9.3, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Date.
          (c) (i) From and after the Closing until the date that is six (6) months after the Closing, Parent shall (and shall cause its Subsidiaries to) (A) provide base salary and commission plan arrangements (unless the sales forces and related commission plan arrangements with respect to Continuing Employees and current employees of Parent are integrated) to each Continuing Employee that are comparable to such Continuing Employee’s base salary and commission plan arrangement at the Company as of the Closing Date; and (ii) from and after the Closing and until the date that is three (3) months after the Closing, Parent shall (and shall cause its Subsidiaries to) (A) provide bonus compensation arrangements to each Continuing Employee that are comparable to such Continuing Employee’s bonus compensation arrangement at the Company as of the Closing Date, and (B) unless the medical benefits plans with respect to Continuing Employees and current employees of Parent are integrated, make payments towards its medical benefits plan with respect to each Continuing Employee at a level that ensures that the required employee contribution of each Continuing Employee who participates in such plan does not exceed such Continuing Employee’s required contribution towards the Company’s medical benefits plan during the 12-month period prior to Closing. In addition, Parent shall provide severance benefits to each Continuing Employee in accordance with Parent’s severance benefits policies in effect with respect to Parent’s current employees.
          (d) Nothing contained herein, express or implied: (i) shall, except as otherwise expressly contemplated by Sections 9.3(a) and 9.3(c), be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, except as otherwise expressly contemplated by Sections 9.3(a) and 9.3(c), alter or limit the ability of the Parent or the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
          Section 9.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including, without limitation, action with respect to obtaining required consents from Governmental Entities.
          Section 9.5. Retention Bonuses and Related Programs. Parent shall pay up to $75,000 of any required payments contemplated by Section 8.8 hereof relating to retention bonuses or related programs that existed as of December 6, 2006, or were created subsequent to December 6, 2006 and any employment taxes related thereto; provided, that (i) such payments are reasonably acceptable to Parent, (ii) such payments are made to employees who remain employed by the Company as of the date that is 90 days following the Closing, and (iii) the Stockholders shall pay an amount, up to $75,000, identical to any amounts paid by Parent pursuant to this Section 9.5. In the event that Parent desires to pay retention bonuses or payments under related programs in excess of the $150,000 to be paid in the aggregate by Parent and Stockholders pursuant to Section 8.8 and this Section 9.5, Parent shall be entitled to do so solely at its own expense, and if Parent initiates retention programs that require payments in excess of the $150,000 to be paid in the aggregate by Parent and Stockholders pursuant to Section 8.8 and this Section 9.5, Parent shall bear the full cost of such excess.
          Section 9.6. Severance Obligations.
          (a) Parent shall pay all amounts in excess of $300,000 with respect to severance obligations and related employment taxes contemplated by Section 8.9(a) hereof relating to members of senior management of the Company, as set forth on Schedule 8.9(a) hereto who have executed a Severance Agreement.
          (b) Parent shall pay the first $930,000 of all severance obligations and related employment taxes with respect to the members of senior management of the Company identified on Schedule 8.9(d), who have executed a Severance Agreement, to the extent triggered by the transaction contemplated by this Agreement.
          Section 9.7. Management Cooperation. Parent shall cause the members of its senior management to cooperate with the Company, the Company’s Subsidiaries and the Company’s directors, officers, employees, Affiliates and other agents in effecting an orderly and efficient transition of the Company’s business to Parent. The parties acknowledge and agree that the obligations set forth in this Section 9.7 will not unreasonably interfere with the ongoing business of Parent, cause any representation or warranty in this Agreement to be breached, cause any closing condition set forth in Article XI or XII to fail to be satisfied or otherwise cause the breach of this Agreement or involve any binding commitment by Parent or any of its Affiliates.
          Section 9.8. Financing. Each of Parent and Merger Sub shall use commercially reasonable efforts to enter into definitive financing agreements on terms and conditions substantially in accordance with the Commitment Letter on or prior to the Closing Date. In the event that any of the financing contemplated by the Commitment Letter becomes unavailable for any reason, each of Parent and Merger Sub shall use commercially reasonable efforts to obtain replacement financing on substantially equivalent terms and conditions from alternative sources.
          Section 9.9. Further Action. Subject to the terms and conditions provided in this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments, affidavits (including those customarily delivered to a title insurance company) and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the conditions precedent set forth in Article XIII, as applicable.
          Section 9.10. Parent Board Representation. The Stockholders shall be entitled to appoint as of Closing, in their capacity as the holders of the New Preferred Stock, one (1) member of Parent’s board of directors. The Stockholders shall also be entitled, in such capacity, to certain customary rights as minority stockholders of Parent as set forth in the Shareholders Agreement. Such right to appoint a member of Parent’s board of directors shall expire at such time as the Stockholders shall cease to hold in the aggregate on a fully diluted basis at least eight percent (8%) of the Parent Preferred Stock (which term shall include, for purposes of this Section 9.10 only, any Parent Preferred Stock issued subsequent to Closing that is pari passu with the terms and conditions of the Parent Preferred Stock issued and outstanding as of the date hereof (other than with respect to the special voting rights granted to MCG Capital Corporation thereunder) (“Parent Pari Passu Preferred Stock”). In the event: (i) the Stockholders cease to be entitled to appoint one member of Parent’s board of directors in accordance with the immediately preceding sentence; (ii) the Stockholders continue to hold in the aggregate on a fully diluted basis at least five percent (5%) of the Parent Preferred Stock (including any Parent Pari Passu Preferred Stock issued subsequent to Closing); and (iii) Parent grants to any holder on a fully diluted basis of at least five percent (5%) of the Parent Preferred Stock (including any Parent Pari Passu Preferred Stock issued subsequent to Closing) the right to appoint an observer for meetings of Parent’s board of directors, then the Stockholders shall be entitled to a similar right to appoint an observer. The rights set forth in this Section 9.10 shall be set forth in, and governed by, Parent’s Shareholders Agreement as of the Closing.
ARTICLE X.
ADDITIONAL COVENANTS OF THE PARTIES.
          Section 10.1. Consummation of the Merger. Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

          Section 10.2. Confidentiality. The Parties shall comply with, and shall cause their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives to comply with, all of their respective obligations under that certain Nondisclosure and Protective Agreement, dated February 4, 2005 (the “Nondisclosure Agreement”), between the Company and Parent.
          Section 10.3. HSR.
          (a) Each of Parent, Merger Sub and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.
          (b) Each of the Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the FTCA, and any other laws or orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any legal proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Parent, Merger Sub and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such legal proceeding, and to have vacated, lifted, reversed, or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing reasonably available avenues of administrative and judicial appeal and reasonably available legislative action, unless, by mutual agreement, Parent, Merger Sub and the Company decide that litigation is not in their respective best interests. Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent, Merger Sub and the Company agree to use commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.
          (c) Parent shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws in respect of the parties’ obligations under Section 10.3(a) and Section 10.3(b) above.
          Section 10.4. Audit Expenses. Except as set forth in Section 8.7(b), the costs, fees and expenses in connection with the audit of the Company’s financial statements as of and for the year ending December 31, 2006 shall be accrued and paid for by the Company prior to the Balance Sheet Closing Date. If Purchaser’s lenders with respect to the Financing request comfort letters from the Company’s auditors with respect to the financial statements of the Company through and including September 30, 2006, the Reference Date and/or December 31, 2006, as contemplated by Section 8.7, the Company will timely cooperate and comply with such request, and the Company and Parent will each pay fifty percent (50%) of any and all costs, fees and expenses of the Company’s auditors in connection with such comfort letters.
          Section 10.5. Filing of Tax Returns.
          (a) Preparation and Firing of Tax Returns. Parent shall cause the Company and its Subsidiaries to prepare and timely file all Tax Returns that are to be filed after Closing and that include a Tax period that began before the Balance Sheet Closing Date (each a “Final Tax Return”), subject to the provisions of this Section 10.5. All Final Tax Returns will be prepared in accordance with applicable Tax law, and will be submitted to Stockholders’ Agent for review and approval no later than forty-five (45) calendar days before the filing due date for the Final Tax Return. Stockholders’ Agent shall be deemed to have approved the Final Tax Return unless it provides written notice to Parent of items of disagreement within fifteen (15) calendar days after the receipt of the Final Tax Return (the “Final Tax Return Disagreement Notice”). If Stockholders’ Agent provides the Final Tax Return Disagreement Notice, the parties will negotiate in good faith to resolve the items of disagreement. If the items of disagreement have not been resolved within ten (10) calendar days after Parent’s receipt of the Final Tax Return Disagreement Notice, the items in the Final Tax Return Disagreement Notice shall be submitted to the Independent Accounting Firm for resolution; provided, however, if such resolution is not reached prior to the due date for the filing of such Final Tax Return, Parent may file such Final Tax Return as it determines in good faith, but if the Independent Accounting Firm reaches a determination that is contrary to such Final Tax Return, Parent, at its option, shall either (i) file an amended Final Tax Return reflecting such determination, or (ii) not be entitled to any indemnification for any Losses under Section 15.2 attributable to any position on the Final Tax Return filed by Parent that is inconsistent with such determination. Parent shall cause the Final Tax Returns to be timely filed by the Company and each of its Subsidiaries.
          (b) Amended Returns. Parent shall file no amended Tax Return that relates in whole or in part to any Pre-Closing Tax Period without the written consent of the Stockholders’ Agent, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, the filing of a Tax Return for any Pre-Closing Tax Period in a jurisdiction in which the Company or the applicable Subsidiary of the Company did not file a Tax Return shall constitute the filing of an amended Tax Return.
          (c) Post-Closing Period Taxes. Parent shall be responsible for all Taxes of the Company and its Subsidiaries attributable to a taxable period or portion thereof other than a Pre-Closing Tax Period.
          (d) No Section 338 Elections. No Party hereto shall make or attempt to make an election under Section 338(g) or Section 338(h)(10) of the Code with respect to the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement.
          (e) Cooperation Relating to Taxes. Parent and Stockholders’ Agent shall, and shall each cause their respective Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and its Subsidiaries for the Tax period first ending after the Balance Sheet Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns; provided, however, Stockholders’ Agent shall have no obligation to obtain and retain any records referred to in this sentence that are not in its possession in the ordinary course of business. Thereafter, the Party holding such Tax Returns or other documents may dispose of them provided that such Party shall give to the other Party notice in accordance with Section 16.8 prior to doing so.
ARTICLE XI.
MUTUAL CONDITIONS
          The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

          Section 11.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Date. The Company and Parent shall use their commercially reasonable efforts (in accordance with Section 10.3 to the extent applicable) to have any of the foregoing vacated, dismissed or withdrawn by the Effective Date.
          Section 11.2. Governmental Consents. All Consents of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained, all such approvals shall remain in full force and effect, and no such approval or expiration shall contain any material conditions, limitations or restrictions.
          Section 11.3. Stockholder Approval. This Agreement and the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the stockholders of the Company by the Required Merger Stockholder Vote.
          Section 11.4. HSR Act. All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
ARTICLE XII.
CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY.
          The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:
          Section 12.1. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub shall have delivered to the Company a certificate signed by an officer of Parent and Merger Sub dated as of the Closing Date certifying that: (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified as to “materiality” or “Parent Material Adverse Effect” shall have been true and correct in all respects when made and shall be true and correct in all respects as if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such changes and conditions that would not constitute, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub that are so qualified as to “materiality” or “Parent Material Adverse Effect” shall be read without regard to any materiality qualifier (including, without limitation, any reference to Parent Material Adverse Effect) and, when so read, shall have been true and correct in all respects when made and shall be true and correct in all respects as if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such changes and conditions that would not constitute, individually or in the aggregate, a Parent Material Adverse Effect and (iii) the condition set forth in Section 12.4 with respect to the absence of a Parent Material Adverse Effect has been satisfied.

          Section 12.2. Performance of the Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all agreements, covenants and obligations required under this Agreement to be performed by Parent and Merger Sub on or before the Closing Date, and the Company shall have received a certificate to that effect dated the Closing Date and signed by an officer of Parent and Merger Sub.
          Section 12.3. Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement and the Additional Escrow Agreement to the Stockholders’ Agent.
          Section 12.4. No Parent Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Parent Material Adverse Effect, other than a Parent Material Adverse Effect primarily caused by any willful act or willful failure to act of the Company with intent to cause a Parent Material Adverse Effect.
          Section 12.5. Other Closing Deliverables. In addition to such other deliverables as are expressly required by this Agreement, Parent and Merger Sub shall have executed and delivered the following:
          (a) evidence reasonably acceptable to the Company that the Tenth Amendment and Restated Certificate of Incorporation of Parent has been duly adopted by Parent’s board of directors and stockholders and duly filed with the Delaware Secretary of State; and
          (b) duly executed counterparts to the Paying Agent Agreement.
          Section 12.6. Regulatory Opinion. Parent shall have delivered an opinion of regulatory counsel to Parent, dated the Closing Date, substantially in the form of Exhibit J hereto.
ARTICLE XIII.
CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB.
          The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Parent and Merger Sub in their sole discretion:
          Section 13.1. Representations and Warranties of the Company. The Company shall have delivered to Parent and Merger Sub a certificate of an officer of the Company dated as of the Closing Date certifying that: (i) the representations and warranties of the Company set forth in this Agreement that are not qualified as to “materiality” or “Company Material Adverse Effect” shall have been true and correct in all respects when made and shall be true and correct in all respects as if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such changes and conditions that would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company that are so qualified as to “materiality” or “Company Material Adverse Effect” shall be read without regard to any materiality qualifier (including, without limitation, any reference to Company Material Adverse Effect) and, when so read, shall have been true and correct in all respects when made and shall be true and correct in all respects as if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such changes and conditions that would not constitute, individually or in the aggregate, a Company Material Adverse Effect and (iii) the condition set forth in Section 13.5 with respect to the absence of a Company Material Adverse Effect shall have been satisfied.
          Section 13.2. Performance of the Obligations of the Company. The Company shall have performed in all material respects all agreements, covenants and obligations required under this Agreement to be performed by it on or before the Closing Date, and Parent shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Company.
          Section 13.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 13.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.
          Section 13.4. FIRPTA Affidavit. The Company shall have delivered to Parent an affidavit dated as of the Closing Date, made under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not, nor has it been within five years of the date of the affidavit, a “United States real property holding corporation” as defined in Section 897 of the Code.
          Section 13.5. No Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect, other than a Company Material Adverse Effect primarily caused by any willful act or willful failure to act of Parent or Merger Sub with intent to cause a Company Material Adverse Effect.
          Section 13.6. Escrow Agreements; Paying Agent Agreement. Each of the Escrow Agent and the Stockholders’ Agent shall have executed and delivered the Indemnity Escrow Agreement and the Additional Escrow Agreement to Parent. Each of the Paying Agent and the Stockholders’ Agent shall have duly executed and delivered the Paying Agent Agreement to Parent.
          Section 13.7. Appraisal Rights. Stockholders of the Company holding not more than six percent (6%) of the shares of Company Capital Stock entitled to exercise appraisal rights under the DGCL shall have exercised their appraisal rights in the Merger in accordance with the DGCL.
          Section 13.8. Resignation of Directors. Each member of the boards of directors of each Subsidiary of the Company shall have resigned.

          Section 13.9. Unrestricted Cash. At Closing, the Company’s Estimated Unrestricted Cash, as shown on the Estimated Closing Balance Sheet, shall equal or exceed $3,000,000.
          Section 13.10. Exercise or Conversion of Equity Interests. All warrants, rights and other instruments and agreements relating to the Company Capital Stock shall have been (i) exercised for or converted into shares of Company Capital Stock or (ii) terminated in accordance with their terms, in each case in accordance with the Company Organizational Documents and other governing agreements and instruments and shall cease to be outstanding.
          Section 13.11. Shareholders’ Agreement. Each Significant Stockholder and each member of management listed on Schedule 4.1(b) and identified on such schedule with an asterisk (each a “Senior Manager”) receiving Merger Consideration holding, in the aggregate, not less than seventy-seven percent (77%) of the issued and outstanding shares of the Company Voting Stock shall have executed a Joinder, in the form attached hereto as Exhibit I, to the Third Amended and Restated Shareholders Agreement by and among Parent and the stockholders named therein, dated as of the Closing Date, in the form attached hereto as Exhibit K (with such modifications between the date hereof and Closing as do not disproportionately adversely affect any rights of the holders of the New Preferred Stock in comparison to the effect upon the holders of Parent Series A Preferred Stock, Parent Series A-1 Preferred Stock, Parent Series B Preferred Stock or other shares of Parent Series B-1 Preferred Stock) (the “Shareholders Agreement”).
          Section 13.12. Significant Stockholder and Senior Manager Consent. Each Significant Stockholder and each Senior Manager shall have executed and delivered a Significant Stockholder Consent.
          Section 13.13.Regulatory Opinion. The Company shall have delivered to Parent an opinion of regulatory counsel to the Company, dated the Closing Date, substantially in the form of Exhibit J hereto.
          Section 13.14. Delivery of Audited Financial Statements. The Company shall have complied with the covenant in Section 8.7(b).
ARTICLE XIV.
TERMINATION.
          Section 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:
          (a) by mutual written agreement of the Company and Parent;
          (b) by the Company or Parent if the Closing shall not have been consummated prior to August 31, 2007 (the “Termination Date”); provided that the Parent or the Stockholders’ Representative may extend such date by one (1) additional month if the conditions set forth in Sections 11.2 and 11.4 are the only conditions remaining to be satisfied on such date (other than those conditions that are capable of being satisfied only as of the Closing) and such party reasonably believes in good faith that such conditions are likely to be satisfied within such additional one-month period; and further provided that the right to terminate this Agreement under this Section 14.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (c) by the Company, provided that the Company is not then in breach of any of its obligations hereunder, if (i) Parent fails to perform in all material respects any covenant in this Agreement when performance thereof is due and does not cure the failure within thirty (30) days after the Company delivers written notice thereof, or (ii) any other condition in Article XI or Article XII has not been satisfied and is not capable of being satisfied prior to the Termination Date;
          (d) by the Parent, provided that neither Parent nor Merger Sub is then in breach of any of its obligations hereunder, if (i) the Company fails to perform in all material respects any covenant in this Agreement when performance thereof is due and does not cure the failure within thirty (30) days after the Parent delivers written notice thereof, or (ii) any other condition in Article XI or Article XIII has not been satisfied and is not capable of being satisfied prior to the Termination Date,
          (e) by the Company or Parent if: (i) there shall be a final, non-appealable order of a federal or state court in effect (that is not the result of any Action initiated by the terminating Party or any of its Affiliates) preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;
          (f) by Parent or the Company in the event that the Company fails to obtain the Required Shareholder Vote and to deliver true and complete evidence thereof not later than the close of business on the 30th day following the date hereof; or
          (g) by the Company if the Commitment Letter is terminated and not replaced in full within thirty (30) Business Days thereafter by one or more new commitment letters from alternate financing sources.
          The party desiring to terminate this Agreement pursuant to this Article XIV shall give written notice of such termination to the other party in accordance with Section 16.8 hereof.
          Section 14.2. Liquidated Damages; Specific Performance.
          (a) In the event:
     (i) Parent fails to consummate the Merger by the Termination Date (as such date may be adjusted pursuant to Section 14.1 (b)) other than by reason of Parent’s termination of this Agreement pursuant to Sections 14.1(a), 14.1(b)(but only if the Commitment Letter or a replacement thereof is in effect as of such termination, unless the failure to have the Commitment Letter or a replacement thereof in effect as of such termination is a result of a Company Material Adverse

Effect or a breach by the Company of any of its obligations under this Agreement), 14.1(d), 14.1(e) or 14.1(f); or
     (ii) the Company terminates this Agreement pursuant to Sections 14.1(c) or Section 14.1(g) (unless the termination of the Commitment Letter or Parent’s inability to replace the Commitment Letter within 30 Business Days is a result of a Company Material Adverse Effect or a breach by the Company of any of its obligations under this Agreement), then Parent shall, subject to the right to cure any such breach in accordance with Section 14.1(c) hereof, pay liquidated damages of $4,000,000 (the “Termination Fee”) to the Company. The parties hereto agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The parties further agree that in the event any payment of the Termination Fee is made by Parent to the Company pursuant to this Section 14.2, the Termination Fee paid shall be the exclusive remedy available to the Company and the Stockholders, and, upon payment of such amount by Parent, Parent and Merger Sub shall have no further liability to the Company and the Stockholders hereunder. Any such payment or reimbursement shall be made within five (5) Business Days after receipt of written notice from the Company requesting payment thereof.
          (b) The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement by Parent in accordance with Section 14.1(d), Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. The parties acknowledge that, except in connection with the enforcement of Parent’s and Merger Sub’s obligations under Sections 10.2 (Confidentiality) and 16.10 (Public Announcements), the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or to enforce specifically the terms and provisions of this Agreement.
          Section 14.3. Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub, or their respective officers, directors, stockholders, or other Persons under their control, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, agreements or other obligations set forth in this Agreement, and provided that the provisions of Article I (Definitions), Section 10.2 (Confidentiality) and Articles XIV (Termination) and XVI (Miscellaneous) hereof shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XV.
INDEMNIFICATION.
          Section 15.1. Survival. Each of the representations, warranties and covenants set forth in this Agreement shall survive the Closing; provided, however, that no claim, lawsuit, or other proceeding arising out of or related to the breach of any representation, warranty or covenant contained in this Agreement may be made by any Parent Indemnitee or Stockholder Indemnitee unless notice of such claim, lawsuit or other proceeding is given to Parent or to the Stockholders’ Agent, as the case may be, in accordance with Section 16.8, prior to the earlier of (a) March 31, 2009 and (b) the date that is 120 Business Days after the date of a Parent Change of Control occurring after the thirteen (13) month anniversary of the Closing Date; provided, further, however, that claims relating to or arising from fraud and breach of the representations and warranties contained in Sections 5.6 (Capitalization), 7.6 (Capitalization) and 4.1(f) (Indemnification for Dissenting Shares) shall survive the Closing indefinitely, and claims relating to the representations and warranties contained in Sections 5.10 (Tax Matters), 5.20(k) (Employee Plans), 5.25 (Environmental Matters), 7.16 (Tax Matters) and 7.24 (Environmental Matters) shall survive until the expiration of their applicable statutes of limitations (after giving effect to any extensions or waivers thereof).
          Section 15.2. Indemnity Escrow; Hold Harmless.
          (a) Notwithstanding the Closing, the Stockholders shall severally, but not jointly, on a pro-rata basis (based upon the Merger Consideration Payment Schedule), indemnify and fully defend, save and hold harmless Parent and Merger Sub against any Losses suffered by Parent and Merger Sub, any Affiliate of Parent or Merger Sub, and their respective directors, officers, stockholders, agents and employees (the “Parent Indemnitees”). arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:
     (i) any breach of any representation or warranty of the Company or any Significant Stockholder contained in this Agreement or in any certificate delivered to Parent or Merger Sub in connection with the Closing;
     (ii) any failure of the Company to perform or observe any covenant or agreement contained in this Agreement on the part of the Company or the Stockholders’ Agent to be performed or observed;
     (iii) any Pre-Closing Taxes, including fees and expenses related thereto;
     (iv) any of the matters set forth on Schedule 15.2(at;
     (v) Parent’s and Merger Sub’s enforcement of their rights under this Section 15.2; and
     (vi) any obligation of the Surviving Corporation with respect to Dissenting Shares, pursuant to the provisions of Section 4.1(f) hereof, to the extent that such Losses are in excess of the portion of the Aggregate Merger Consideration that would otherwise be payable with respect to the Dissenting Shares had the holders thereof not exercised their appraisal rights under the DGCL.
          (b) Notwithstanding anything herein to the contrary:
     (i) except as described in Sections 4.7(b) and 4.7(c), the Indemnity Escrow Fund and the Additional Escrow Fund shall be the sole and exclusive right and remedy for any Losses arising out of any and all claims relating to the subject matter of this Agreement, except (A) with regard to (x) such Losses relating to or arising from breaches of Section 5.6 (Capitalization), Section 4.1(f) (Dissenting Shares), Section 5.20(k) (Employee Plans) or such Losses arising from fraud, which Losses shall not be subject to any cap or exclusive remedy provision, and (y) Losses relating to or arising from claims relating to Pre-Closing Taxes or Section 5.10 (Tax Matters), which shall be subject to a cap of $15,000,000, and (B) that, if the Escrow Cash Release Date precedes the Escrow Stock Release Date, then between the Escrow Cash Release Date and the Escrow Stock Release Date, Parent shall be entitled to seek payment directly from the Stockholders for any Losses arising out of any and all claims relating to the subject matter of this Agreement up to the amount of cash that was released from the Indemnity Escrow Account on the Escrow Cash Release Date; provided, however, with respect to the matters described in clause (A) hereof, that Parent shall be obligated to seek payment from the Indemnity Escrow Fund prior to seeking payment directly from the Stockholders, and with respect to the matters described in clause (B) hereof, that Parent shall be obligated to seek payment from the Aggregate Share Consideration remaining in the Indemnity Escrow Account prior to seeking payment directly from the Stockholders;
     (ii) except with respect to Losses relating to Section 5.6 (Capitalization), Losses relating to Section 5.20(k) (Employee Plans), Losses alleging fraud and Losses relating to Section 4.1(f) (Indemnification for Dissenting Shares), no payment from the Indemnity Escrow Fund with respect to any Losses arising out of any and all claims relating to the subject matter of this Agreement otherwise payable under Section 15.2(a) shall be payable until such time as all such Losses aggregate at least $750,000 (the “Threshold Amount”), such that when such Losses exceed the Threshold Amount, the Parent Indemnitees shall be indemnified for any and all such Losses from the first dollar of such Losses;
     (iii) in all cases determining whether there has been a breach of a representation or warranty by the Company for purposes of this Section 15.2, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Company Material Adverse Effect) contained therein;

     (iv) the parties agree that any amount payable to Parent or Merger Sub pursuant to this Section 15.2 shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law;
     (v) the Stockholders shall have no liability under this Section 15.2 for any Taxes of the Company/Surviving Corporation and its Subsidiaries for any taxable period that is not a Pre-Closing Tax Period;
     (vi) the Stockholders shall have no liability under this Section 15.2 in respect of any liability to the extent that such liability (or any related Losses incurred by the Parent Indemnitees) is taken into account in the determination of Working Capital or Unrestricted Cash; and
     (vii) the Stockholders shall have no indemnification obligations under Section 15.2 with respect to updates to the Company’s disclosure schedules provided pursuant to Section 8.1 (b)(viii) relating to actions taken by the Company after the date hereof and prior to the Closing (a) that comply with the covenants in Section 8.1 or (b) to which Parent granted its consent pursuant to Section 8.1(a); provided, with respect to clause (b), that if Parent’s consent was granted subject to one or more conditions that were not satisfied or subject to an express reservation of Parent’s rights under Article XV in respect thereof, then the Stockholders shall have indemnification obligations under Section 15.2 with respect to such action taken by the Company but only for Losses of the Parent Indemnitees that arise out of or result from a third party claim relating to such Company action.
          Section 15.3. Indemnification by Parent and Merger Sub.
          (a) Notwithstanding the Closing, Parent and Merger Sub shall jointly and severally indemnify and fully defend, save and hold harmless the Stockholders against any Losses suffered by Stockholders, any Affiliate of the Stockholders, and their respective directors, officers, stockholders, agents and employees (the “Stockholder Indemnitees”) arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any one or more of the following:
     (i) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered to the Stockholders or Stockholders’ Agent in connection with the Closing;
     (ii) any failure of Parent or Merger Sub duly to perform or observe any covenant or agreement contained in this Agreement on the part of Parent or Merger Sub to be performed or observed;
     (iii) the Stockholders’ or Stockholders’ Agent’s enforcement of its rights under this Section 15.3; or
     (iv) any of the matters set forth on Schedule 15.3(a)
          (b) Notwithstanding anything herein to the contrary:

     (i) except with respect to Losses relating to Section 7.6 (Capitalization) and Losses alleging fraud (which Losses shall not be subject to any cap or exclusive remedy provision), Parent and Merger Sub shall not have any obligation to indemnify from and against any Losses arising out of or resulting from the matters set forth in Section 15.3(a) hereto to the extent the aggregate amount of Losses for which Parent and Merger Sub have actually indemnified the Stockholders with respect to such matters exceeds $10,000,000 in the aggregate, except for Losses relating to or arising from claims relating to Taxes other than Pre-Closing Taxes or Section 7.16 (Tax Matters), which shall be subject to a cap of $15,000,000 (the applicable cap, the “Parent Cap”), it being understood that amounts paid by Parent and Merger Sub up to the Parent Cap shall be the sole and exclusive right and remedy against Parent and Merger Sub for any Losses arising out of any and all claims relating to the subject matter of this Agreement;
     (ii) except with respect to Losses relating to Section 7.6 (Capitalization) and Losses alleging fraud, no payment with respect to any Losses arising out of any and all claims relating to the subject matter of this Agreement otherwise payable under Section 15.3(a) shall be payable until such time as all such Losses aggregate at least the Threshold Amount, such that when such Losses exceed the Threshold Amount, the Stockholder Indemnitees shall be indemnified for any and all such Losses from the first dollar of such Losses; and
     (iii) in all cases determining whether there has been a breach of a representation or warranty by Parent or Merger Sub for purposes of this Section 15.3, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Parent Material Adverse Effect) contained therein.
          Section 15.4. Procedures for Indemnification.
          (a) If the Stockholders have become obligated to a Parent Indemnitee pursuant to Section 15.2 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Stockholders may become obligated to a Parent Indemnitee hereunder, such Parent Indemnitee shall give written notice to the Stockholders’ Agent; provided, however, that the failure of the Parent Indemnitee to give prompt notice to the Stockholders’ Agent shall not release the Stockholders from their indemnification obligations hereunder, except to the extent the Stockholders shall have been materially prejudiced by such failure. Stockholders, through the Stockholders’ Agent, agree to defend, contest or otherwise protect the Parent Indemnitee against any such suit, action, investigation, claim or proceeding at the sole cost and expense of the Stockholders. The Parent Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Parent Indemnitee’s choice and shall in any event cooperate with and assist the Stockholders and Stockholders’ Agent to the extent reasonably possible. Neither the Stockholders nor the Stockholders’ Agent shall compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by the Stockholders (from the Indemnity Escrow Fund), and the Parent Indemnitee receives an unconditional release in such compromise or settlement or (y) the Parent Indemnitee shall have consented in writing to the terms of such compromise settlement, which consent shall not unreasonably withheld, conditioned or delayed. If the Stockholders, through the Stockholders’ Agent, fail timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Parent Indemnitee shall have the right to do so, including, without limitation, the right to make a compromise or settlement thereof (with the prior consent of the Stockholders’ Agent, not to be unreasonably withheld, conditioned or delayed), and the Parent Indemnitee shall be entitled to recover the entire cost thereof from the Stockholders (from the Indemnity Escrow Fund), including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.
          (b) If Parent and Merger Sub have become obligated to a Stockholder Indemnitee pursuant to Section 15.3 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Parent and Merger Sub may become obligated to a Stockholder Indemnitee hereunder, the Stockholders’ Agent shall give written notice to Parent; provided, however, that the failure of the Stockholders’ Agent to give prompt notice to Parent shall not release Parent from its indemnification obligations hereunder, except to the extent Parent shall have been materially prejudiced by such failure. Parent agrees to defend, contest or otherwise protect the Stockholder Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Stockholder Indemnitee, through the Stockholders’ Agent, shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Stockholders’ Agent’s choice and shall in any event cooperate with and assist Parent to the extent reasonably possible. Parent shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by Parent and the Stockholder Indemnitee receives an unconditional release in such compromise or settlement or (y) the Stockholder Indemnitee, through the Stockholders’ Agent, shall have consented in writing to the terms of such compromise settlement, which consent shall not unreasonably withheld, conditioned or delayed. If Parent fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Stockholder Indemnitee, through the Stockholders’ Agent shall have the right to do so, including, without limitation, the right to make a compromise or settlement thereof (with the prior consent of the Parent, not to be unreasonably withheld, conditioned or delayed), and the Stockholder Indemnitee, through the Stockholders’ Agent, shall be entitled to recover the entire cost thereof from Parent, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.
          (c) Notwithstanding anything contained herein to the contrary, to the extent that a Stockholders’ Agent reasonably believes that the Surviving Corporation has insurance coverage applicable to Losses for which a claim for indemnification in excess of $75,000 has been made by a Parent Indemnitee hereunder, he shall so notify the claiming Parent Indemnitee in writing, and the Surviving Corporation shall use its commercially reasonable efforts to file a claim with respect to such Losses. If any such insurance claim is (i) accepted, and if requested by the Stockholders’ Agent in writing, the Surviving Corporation shall assign the right to receive ninety percent (90%) of all insurance proceeds under such accepted claim to the Stockholders’

Agent, for the benefit of the Stockholders or (ii) denied (in whole or in part), and if requested by the Stockholders’ Agent in writing, the Surviving Corporation will, at the request of the Stockholders’ Agent, assign the right to ninety percent (90%) of any recovery ultimately received with respect to such claim and its other rights under such denied claim to the Stockholders’ Agent, for the benefit of the Stockholders. During the period when any insurance claim under this Section 15.4(c) is pending, the indemnified claim covered by such insurance claim shall be paid in accordance with, and subject to the limitations of, Section 15.4(a) above. To the extent that any indemnification payments made pursuant to this Section 15.4(c) are recovered pursuant to an insurance claim, such payments shall not be included for purposes of calculating the amounts available pursuant to either the Threshold Amount or any applicable indemnification cap.
          (d) Notwithstanding anything contained herein to the contrary, if Parent seeks to settle any claim, lawsuit, other proceeding or other disagreement or dispute with respect to a matter that has been accrued for on the Closing Balance Sheet and the Parent Indemnitees intend to seek indemnification for Losses relating thereto or arising therefrom,:
     (i) Parent shall use commercially reasonable efforts to settle such claim, lawsuit, other proceeding or other disagreement or dispute for an amount equal to or less than the amount accrued with respect to such matter on the Closing Balance Sheet;
     (ii) if Parent does not have an ongoing relationship, or Parent has an ongoing relationship that is, in Parent’s reasonable discretion, not material, with the party with which it proposes to settle any claim, lawsuit, other proceeding or other disagreement or dispute with respect to a matter that has been accrued for on the Closing Balance Sheet, Parent must make a claim for indemnification under Section 15.2 hereof with respect to such matter and shall not be entitled to settle such matter prior thereto; and
     (iii) if Parent has an ongoing relationship that is, in Parent’s reasonable discretion, material with the party with which it proposes to settle any claim, lawsuit, other proceeding or other disagreement or dispute with respect to a matter that has been accrued for on the Closing Balance Sheet, Parent may settle such claim, lawsuit, other proceeding or other disagreement or dispute for an amount in excess of the applicable reserve (subject to clause (d)(i) above) and Parent may seek indemnification under Section 15.2 hereof with respect to any Losses relating to such matter.
          Section 15.5. Exclusive Remedy. From and after the Closing Date, except as provided under Sections 4.8 and 4.9 above and except for the rights of the parties hereunder to specific performance (including, without limitation, Section 14.2) or other equitable relief and except in the case of fraud or intentional misrepresentation, in which case the Parent Indemnitees and the Stockholder Indemnitees reserve any and all rights and remedies available to them, the indemnification rights contained in this Article XV shall constitute the sole and exclusive remedies of the parties and shall supersede and displace all other rights that the parties may have under applicable law. Notwithstanding the foregoing or anything else contained in this

Agreement to the contrary, this Section 15.5 shall not apply to, or in any way limit, the Stockholders’ rights as stockholders of Parent, including, without limitation, any rights the Stockholders may have under the Parent Organizational Documents (as they may be amended from time to time), the Shareholders Agreement (as it may be amended from time to time) and the Parent Stock Warrants.
          Section 15.6. Tax Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable law.
ARTICLE XVI.
MISCELLANEOUS
          Section 16.1. Stockholders’ Agent.
          (a) The Significant Stockholders hereby represent that they have approved the appointment of Jeffrey Ginsberg to serve as the Stockholders’ Agent with respect to the matters expressly set forth in this Agreement, the Indemnity Escrow Agreement and the Additional Escrow Agreement to be performed by the Stockholders’ Agent, and by his signature below Jeffrey Ginsberg hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Indemnity Escrow Agreement and the Additional Escrow Agreement. Effective only upon the Effective Time and pursuant to a Stockholders’ Agent Agreement to be entered into by the parties prior to Closing, the Stockholders’ Agent (such person and any successor or successors thereto) shall act as the representative of the Stockholders, and shall be authorized to act on behalf of the Stockholders and to take any and all actions required or permitted to be taken by the Stockholders’ Agent under this Agreement with respect to any claim less than $250,000 (including the settlement thereof), and any claims less than $500,000 in the aggregate, made by an Indemnified Party for indemnification pursuant to Article XV hereof and with respect to any actions to be taken by the Stockholders’ Agent pursuant to the terms of the Indemnity Escrow Agreement and the Additional Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of (A) the Indemnity Escrow Fund to an Indemnified Party in satisfaction of claims by an Indemnified Party and (B) the Additional Escrow Fund to Parent in accordance with Section 4.7 hereof, (ii) agree to, negotiate and enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification; provided that each such claim must be less than $250,000, and such claims must be less than $500,000 in the aggregate, for the Stockholders’ Agent to have unilateral authority, and for any claim in excess of $250,000, and claims in excess of $500,000 in the aggregate, the holders of a majority of the issued and outstanding shares of Company Series D Preferred Stock will be required for approval and (iii) take all actions necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing). The Stockholders’ Agent shall be the only party entitled to assert the rights of the Stockholders hereunder and under the Indemnity Escrow Agreement and the Additional Escrow Agreement, and the Stockholders’ Agent shall perform all of the obligations of the Stockholders hereunder and under the Indemnity Escrow Agreement and the Additional Escrow Agreement. Any Person shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Agent. The Stockholders’ Agent shall be entitled to amend this Agreement on behalf of the Stockholders without further approval from the Stockholders; provided that such amendment does not materially affect the rights of the Stockholders, in which case the holders of a majority of the issued and outstanding shares of Company Series D Preferred Stock shall be required.
          In addition to the powers set forth in the preceding paragraph, the Stockholders’ Agent has the full power and authority to act on behalf of each Stockholder in connection with this Agreement and the other Transaction Documents, including, without limitation, the power:
     (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated by this Agreement;
     (ii) to negotiate, execute and deliver all statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, subject to the approval of the holders of a majority of the issued and outstanding shares of Company Series D Preferred Stock for any amendment that materially affects the rights of the Stockholders;
     (iii) to give and receive all notices and communications to be given or received by the Stockholders under this Agreement and to receive service of process in connection with any claims against the Stockholders under this Agreement, including service of process in connection with arbitration;
     (iv) to take all actions which under this Agreement may be taken by the Stockholders and to do or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholders’ Agent deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholders could do if personally present; and
     (v) to take all actions necessary or appropriate in the judgment of Stockholders’ Agent for the accomplishment of the foregoing.
          (b) The Stockholders’ Agent may resign upon not less than 20 Business Days’ prior written notice to Parent and the Stockholders. The Stockholders by the vote of a majority-in-interest of the Indemnity Escrow Fund (or, if prior to the Closing Date, by the affirmative vote of holders of a majority of the voting interest of the Company Capital Stock) may remove the Stockholders’ Agent from time to time upon not less than 20 Business Days’ prior written notice to Parent. Any vacancy in the position of the Stockholders’ Agent may be filled by the approval of the holders of a majority-in-interest in the Indemnity Escrow Fund (or, if prior to the Closing Date, by the affirmative vote of holders of a majority of the voting interest of the Company Capital Stock). If the holders of a majority-in-interest in the Indemnity Escrow Fund (or, if prior to the Closing Date, by the affirmative vote of holders of a majority of the voting interest of the Company Capital Stock) shall fail to fill such vacancy in the position of the Stockholders’ Agent within 30 Business Days of such vacancy occurring, Parent shall have the right to appoint one of the Stockholders as the Stockholders’ Agent. Any successor Stockholders’ Agent shall acknowledge in writing to Parent his/her acceptance of his/her appointment as Stockholders’ Agent.
          (c) The Stockholders shall be bound by, and notwithstanding anything in this Agreement to the contrary Parent may rely on, all actions taken by the Stockholders’ Agent in his, her or its capacity thereof as though such actions were authorized by the Stockholders, except for any action that conflicts with the limitations set forth in subsection (e) below. The Stockholders’ Agent shall promptly, and in any event within 10 Business Days, provide written notice to the Stockholders of any action taken on behalf of them by the Stockholders’ Agent pursuant to the authority delegated to the Stockholders’ Agent under this Section 16.1. The Stockholders’ Agent shall at all times act in his, her or its capacity as Stockholders’ Agent in a manner that the Stockholders’ Agent believes to be in the best interest of the Stockholders. Neither the Stockholders’ Agent nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, the Indemnity Escrow Agreement or the Additional Escrow Agreement, except in the case of its gross negligence or willful misconduct. The Stockholders’ Agent will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). The Stockholders’ Agent may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Indemnity Escrow Agreement or the Additional Escrow Agreement. As to any matters not expressly provided for in this Agreement, the Indemnity Escrow Agreement or the Additional Escrow Agreement, the Stockholders’ Agent shall not exercise any discretion or take any action.
          (d) Each Stockholder on whose behalf a portion of the Merger Consideration was contributed to the Indemnity Escrow Fund or the Additional Escrow Fund shall, severally and not jointly, hold harmless and reimburse the Stockholders’ Agent from and against such Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Agent arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Agent under this Agreement, the Indemnity Escrow Agreement or the Additional Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Agent) arising out of or resulting from the Stockholders’ Agent’s gross negligence or willful misconduct; provided, however, that no such Stockholder shall be liable in excess of such Stockholder’s pro rata portion of the Indemnity Escrow Fund and the Additional Escrow Fund.
          (e) Notwithstanding anything to the contrary herein or in the Indemnity Escrow Agreement or the Additional Escrow Agreement, the Stockholders’ Agent is not authorized to, and shall not, accept on behalf of any Stockholder any Merger Consideration to which such Stockholder is entitled under this Agreement and the Stockholders’ Agent shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Stockholder unless the Stockholders’ Agent is expressly authorized to do so in a writing signed by such Stockholder.
          (f) A decision, act, consent, or instruction of Stockholders’ Agent, including any amendment, extension or waiver of any Transaction Document or any claim, right or remedy provided under any Transaction Document, shall constitute a decision of the Stockholders immediately prior to the Closing Date and shall be final, binding and conclusive upon the Stockholders immediately prior to the Closing Date; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of Stockholders’ Agent as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders’ Agent.
          (g) Stockholders’ Agent shall have reasonable access to information about the Company and Surviving Corporation (and its Subsidiaries) and the reasonable assistance of their respective officers and employees for the purpose of performing its duties and exercising its rights hereunder, provided that Stockholders’ Agent shall treat confidentially and not disclose such nonpublic information from or about the Company or any Subsidiary to anyone other than the Stockholders immediately prior to the Closing Date (except on a need to know basis to counsel and experts necessary to perform its duties hereunder who agree to treat such information confidentially).
          Section 16.2. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
          Section 16.3. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, except for the provisions of this Agreement that relate expressly to the DGCL, which shall be construed, performed and enforced in accordance with, and governed by, the DGCL. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York.
          Section 16.4. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          Section 16.5. Expenses. Subject to Section 10.4, all costs, fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (with the exception of fees associated with filings pursuant to the HSR Act, which shall be borne solely by the Parent). The costs, fees and expenses to be paid by the Company shall be paid from the proceeds of the Purchase Price to be received by the Stockholders in accordance with Section 4.1(d), and any such costs, fees and expenses paid by the Company prior to the Closing shall be reflected in the adjustment to Aggregate Cash Consideration described in Section 4.1(c) and the adjustment to Closing Cash Consideration described in Sections 4.8 and 4.9.
          Section 16.6. Severability; Construction.
          (a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
          (b) It is the intention of the parties hereto that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect.
          Section 16.7. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall not be deemed to be disclosure thereof for purposes of any other Sections of the Disclosure Schedule, except to the extent (a) that it is apparent on the face of any such Section of the Disclosure Schedule that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule.
          Section 16.8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally against receipt on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:
If to the Company:
Eureka Broadband Corporation
39 Broadway, 19th Floor
New York, NY 10006
Attn: Jeffrey Ginsberg, Chairman
Fax: (917) 591-5091
Copies to:

Kleinbard Bell & Brecker LLP
1900 Market Street, Suite 700
Philadelphia, PA 19103
Attn: Howard J. Davis, Esq.
Fax: (215) 568-0140
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attn: Steven M. Cohen, Esq.
Fax: (609) 919-6701
If to any Stockholder, to the Stockholders’ Agent:
Mr. Jeffrey Ginsberg
203 Congress Street
Brooklyn, NY 11201
Fax: (917) 591-5091
Copies to:
Kleinbard Bell & Brecker LLP
1900 Market Street, Suite 700
Philadelphia, PA 19103
Attn: Howard J. Davis, Esq.
Fax: (215) 568-0140
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attn: Steven M. Cohen, Esq.
Fax: (609) 919-6701
If to Parent or Merger Sub:
Broadview Networks Holdings, Inc.
800 Westchester Ave
5th Floor, Suite N501
Rye Brook, NY 10573
Attn: General Counsel
Fax: (914) 742-5818

Copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Jeffrey R. Poss, Esq.
Fax: (212) 728-9536
          Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.
          Section 16.9. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
          Section 16.10. Public Announcements. Except as required by law, no party to this Agreement shall, and no party to this Agreement shall permit any of its agents or representatives to, make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of: (a) if such press release or public announcement shall be made prior to Closing, Parent and the Company; and (b) if such press release or public announcement shall be made subsequent to Closing, Parent.
          Section 16.11. Entire Agreement. This Agreement and the Nondisclosure and Protective Agreement, dated February 4, 2005, by and among Parent and the Company, contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions, including, without limitation, that certain Letter of Intent between Parent and the Company dated December 6, 2006 (as amended on January 26, 2007 and February 9, 2007). All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.
          Section 16.12. Parties in Interest. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

          Section 16.13. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          Section 16.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall collectively constitute the same instrument.
[Signatures Contained on Next Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BROADVIEW NETWORKS HOLDINGS, INC.
By:	/s/ Michael K. Robinson
	Name:	MICHAEL K. ROBINSON
	Title:	CEO

EUREKA ACQUISITION CORPORATION
By:	/s/ Corey Rinker
	Name:	Corey Rinker
Title:

EUREKA BROADBAND CORPORATION
By:	/s/ Jeffrey Ginsberg
	Name:	Jeffrey Ginsberg
	Title:	Chairman

/s/ Jeffrey Ginsberg
JEFFREY GINSBERG
As agent for the stockholders of Eureka Broadband Corporation

Significant Stockholders:

AP EUREKAGGN, LLC
By:	/s/ Richard Mack
Name:
Title

[Signature Page to Agreement and Plan of Merger]

GIGALINE, L.P.
By:	/s/ John Cochran
	Name:	John Cochran
	Title:	V.P.

LAZARD FRERES & CO LLC
By:	/s/ Russell E. Plantzer
Name:
Title:

LLR EQUITY PARTNERS, L.P.
By:	/s/ LLR Equity Partners L.P.
Name:
Title:

LLR EQUITY PARTNERS PARALLEL, L.P.
By:	/s/ LLR Equity Partners Parallel, L.P.
Name:
Title:

TRIMARAN FUND II, LLC
By:	/s/ Trimarian Fund II, LLC
Name:
Title:

CIBC CAPITAL CORPORATION
By:	/s/ CIBC Capital Corporation
Name:
Title:

CIBC EMPLOYEE PRIVATE EQUITY FUND (TRIMARAN) PARTNERS
By:	/s/ CIBC Employee private Equity Fund (Trimaran) Partners
Name:
Title:

TRIMARAN PARALLEL FUND II, L.P.
By:	/s/ Trimaran Parallel Fund II, L.P.
Name:
Title:

TRIMARAN CAPITAL, LLC
By:	/s/ Trimaran Capital, LLC
Name:
Title: